UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☐                             Filed by a Party other than the Registrant  ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240. 14a-12

PartnerRe Ltd.

(Name of Registrant as Specified in Its Charter)

EXOR S.p.A.

John Elkann

Enrico Vellano

Mario Bonaccorso

Fabiola Portoso

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount previously paid:
	(2)	Form, schedule or registration statement no.:
	(3)	Filing party:
	(4)	Date filed:

SPECIAL GENERAL MEETING OF SHAREHOLDERS

OF

PARTNERRE LTD.

TO BE HELD ON JULY 24, 2015

PROXY STATEMENT

OF

EXOR S.p.A.

SOLICITATION OF PROXIES IN OPPOSITION TO

THE PROPOSED AMALGAMATION OF

PARTNERRE LTD. WITH AXIS CAPITAL HOLDINGS LIMITED

This Proxy Statement (the “Proxy Statement”) and the enclosed GOLD proxy card are being furnished by EXOR S.p.A., a società per azioni organized under the laws of the Republic of Italy (“EXOR,” “we,” “our,” us”), in connection with the solicitation of proxies from you, the shareholders of PartnerRe Ltd., a Bermuda exempted company (“PartnerRe” or the “Company”), for use at the special general meeting of shareholders of PartnerRe, and at any continuation, adjournment, postponement or rescheduling thereof (the “Special Meeting”), relating to the proposed amalgamation (the “Proposed AXIS Amalgamation”) of PartnerRe with AXIS Capital Holdings Limited, a Bermuda exempted company (“AXIS”). The special general meeting of shareholders of PartnerRe is scheduled to be held on July 24, 2015, at 9:00 a.m., Atlantic time, at PartnerRe’s offices at 90 Pitts Bay Road, Pembroke HM 08 Bermuda (the “Special Meeting”).

This Proxy Statement and the enclosed GOLD proxy card are first being mailed to PartnerRe on or about June 2, 2015.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on July 24, 2015:

The proxy materials are available at http://www.exor-partnerre.com.

Pursuant to this Proxy Statement, EXOR is soliciting proxies from holders of Common Shares of PartnerRe, par value $1.00 per share (the “Common Shares”), 6.50% Series D Cumulative Preferred Shares, par value $1.00 per share (the “Series D Preferred Shares”), 7.25% Series E Cumulative Preferred Shares, par value $1.00 per share (the “Series E Preferred Shares”), and 5.875% Series F Non-Cumulative Preferred Shares, par value $1.00 per share (the “Series F Preferred Shares”, and together with the Series D Preferred Shares and Series E Preferred Shares, the “Preferred Shares”), to vote “AGAINST” the proposal to adopt the Agreement and Plan of Amalgamation, dated as of January 25, 2015, as amended from time to time (the “AXIS Amalgamation Agreement”), between AXIS and PartnerRe, pursuant to which PartnerRe will amalgamate with AXIS, with the amalgamated company continuing as a Bermuda exempted company (the “Amalgamated Company”).

The specific proposals we are soliciting proxies to vote “AGAINST” are (i) the proposal to adopt the AXIS Amalgamation Agreement (the “AXIS Proposal”), (ii) the proposal to approve, by advisory (non-binding) vote, the compensation that may be paid or become payable to PartnerRe’s named executive officers in connection with the Proposed AXIS Amalgamation (the “Payout Proposal”), and (iii) the proposal for adjournment of the Special Meeting, if necessary or appropriate, to solicit additional proxies, if there are insufficient votes to approve the AXIS Proposal at the Special Meeting (the “Adjournment Proposal” and together with the AXIS Proposal and the Payout Proposal, the “Special Meeting Proposals”), each as described in the proxy statement/

i

prospectus (the “PartnerRe/AXIS Proxy Statement/Prospectus”) contained in the Registration Statement on Form S-4 filed by PartnerRe with the United States Securities and Exchange Commission (the “SEC”) on June 1, 2015.

Holders of Common Shares are entitled to vote on the AXIS Proposal, the Payout Proposal and the Adjournment Proposal. Holders of Preferred Shares are only entitled to vote on the AXIS Proposal and the Adjournment Proposal.

EXOR IS PARTNERRE’S LARGEST SHAREHOLDER, HAVING ACQUIRED 9.9% OF THE PARTNERRE COMMON SHARES AT A COST OF APPROXIMATELY $609 MILLION. WE ARE SOLICITING PROXIES FROM PARTNERRE SHAREHOLDERS TO VOTE LIKE EXOR “AGAINST” THE AXIS PROPOSAL, THE PAYOUT PROPOSAL AND THE ADJOURNMENT PROPOSAL.

The board of directors of PartnerRe (the “PartnerRe Board”) has established the close of business on May 18, 2015 as the record date (the “Record Date”) for determining those shareholders who will be entitled to notice of, and to vote at, the Special Meeting. The principal executive offices of PartnerRe are Wellesley House, 90 Pitts Bay Road, Pembroke Bermuda, HM 08.

WE ARE DISTRIBUTING THIS PROXY STATEMENT IN ORDER TO URGE PARTNERRE’S SHAREHOLDERS TO VOTE LIKE EXOR “AGAINST” THE PROPOSED AXIS AMALGAMATION. THE CONSIDERATION TO BE PAID TO PARTNERRE’S SHAREHOLDERS BY AXIS IN THE PROPOSED AXIS AMALGAMATION IS INADEQUATE, AND WE BELIEVE THAT A BETTER ALTERNATIVE EXISTS.

On January 25, 2015, PartnerRe announced the Proposed AXIS Amalgamation which provides 2.18 shares of common stock of the Amalgamated Company for every Common Share outstanding. On April 14, 2015, EXOR publicly announced its non-binding proposal to acquire 100% of the issued and outstanding Common Shares in an all-cash transaction at a price of $130 per Common Share (the “EXOR Proposal”). The EXOR Proposal represented a premium of 16% to the implied per share value for PartnerRe, under the AXIS Amalgamation Agreement, of $112.53 (based on the average of AXIS closing prices for the ten days ending on April 13, 2015, the day immediately prior to EXOR’s announcement of the EXOR Proposal). So, based on the unaffected April 13, 2015 prices, the EXOR Proposal represented approximately $6.4 billion of aggregate cash for all Common Shares on a fully-diluted basis and the AXIS Proposal represented aggregate stock valued at approximately $5.5 billion for all Common Shares on a fully-diluted basis (in each case using approximately 49 million fully-diluted Common Shares outstanding).

On May 4, 2015, PartnerRe announced the rejection of the EXOR Proposal by the PartnerRe Board. Effectively acknowledging the superiority of the EXOR Proposal, PartnerRe and AXIS abandoned the original AXIS Proposal in favor of revised terms that included the same exchange ratio of 2.18 shares of common stock of the Amalgamated Company for every Common Share outstanding but also included a one-time special dividend of $11.50 per common share to PartnerRe common shareholders prior to the closing of the Proposed AXIS Amalgamation. As the Chairman and CEO of AXIS explained on a conference call with investors that day in response to questions about the reduction in capital from dividend, “although there is a $560 million dividend, the remaining company is going to be owned 52% by PartnerRe shareholders and 48% by AXIS shareholders. And so 52% of that reduction is actually absorbed by the PartnerRe shareholders. So as an AXIS shareholder if you look at the combined company after the merger, it’s only approximately $270 odd million which is a reduction.” In other words, from the perspective of PartnerRe shareholders, the revised AXIS Proposal was enhanced by approximately $270 million because the remainder of the dividend was attributable to capital contributed by PartnerRe and its shareholders in the Proposed AXIS Amalgamation.

On May 12, 2015, EXOR announced that it had sent a letter to the PartnerRe Board submitting a binding offer (the “EXOR Binding Offer”) to execute an agreement and plan of merger in the form attached and signed by EXOR and its affiliates (the “Merger Agreement”), pursuant to which an indirect, wholly-owned subsidiary of

EXOR would merge with and into PartnerRe providing PartnerRe Common Shares with total cash consideration of $137.50 per share, or an aggregate value of approximately $6.8 billion for all Common Shares (based on approximately 49 million fully-diluted Common Shares outstanding). Compared to the enhanced AXIS Proposal, which provides approximately $270 million of incremental value compared to the initial AXIS Proposal, the EXOR Binding Offer provides approximately $370 million of incremental value compared to the initial EXOR Proposal (based on the $7.50 per share price increase multiplied by approximately 49 million of fully diluted Common Shares), further widening the gap. The other terms and conditions in the offered merger agreement are substantially similar to the AXIS Proposal, except that the EXOR Binding Offer provides all cash at a higher value rather than AXIS’s predominantly stock consideration in addition to other improvements to the transaction agreement described below. A copy of that press release and the EXOR Binding Offer announcement is set forth in full in the section below entitled BACKGROUND OF THIS SOLICITATION beginning on page 5.

EXOR’S $137.50 PER COMMON SHARE ALL-CASH OFFER IS A SUPERIOR ALTERNATIVE FOR THE PARTNERRE SHAREHOLDERS BECAUSE IT PROVIDES GREATER VALUE THAN THE PROPOSED AXIS AMALGAMATION AND IMMEDIATE AND CERTAIN LIQUIDITY TO THE PARTNERRE SHAREHOLDERS. PLEASE NOTE THAT THE ONLY PARTNERRE SHAREHOLDER APPROVAL REQUIRED BY THE AXIS AMALGAMATION AGREEMENT IS THE APPROVAL OF THE PROPOSED AXIS AMALGAMATION. IF THE PARTNERRE SHAREHOLDERS DO NOT APPROVE THE AXIS PROPOSAL, THE PROPOSED AXIS AMALGAMATION WILL NOT OCCUR.

The EXOR Binding Offer is subject to the termination of the AXIS Amalgamation Agreement, since EXOR is not interested in acquiring the Amalgamated Company.

Based on public announcements by, and recent conversations with, PartnerRe shareholders and the increase in trading prices of PartnerRe Common Shares since the announcement of the EXOR Binding Offer, EXOR believes that there is wide support among the PartnerRe shareholders for the PartnerRe Board to enter into a constructive dialogue with EXOR.

WE URGE YOU TO VOTE THE GOLD PROXY CARD “AGAINST” THE AXIS PROPOSAL, THE PAYOUT PROPOSAL, AND THE ADJUSTMENT PROPOSAL.

WE ARE NOT ASKING YOU TO VOTE ON OR APPROVE THE EXOR BINDING OFFER AT THIS TIME. HOWEVER, A VOTE “AGAINST” THE PROPOSED AXIS AMALGAMATION WILL SEND A CLEAR MESSAGE TO THE PARTNERRE BOARD THAT IT SHOULD GIVE PROPER CONSIDERATION TO THE EXOR BINDING OFFER, WHICH REMAINS OPEN AND AVAILABLE FOR ACCEPTANCE.

EVEN IF YOU HAVE ALREADY SENT A PROXY CARD TO PARTNERRE, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. ONLY YOUR LATEST-DATED PROXY COUNTS. WE URGE YOU TO VOTE “AGAINST” THE AXIS PROPOSAL, THE PAYOUT PROPOSAL AND THE ADJOURNMENT PROPOSAL BY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. NO POSTAGE IS NECESSARY IF YOUR PROXY CARD IS MAILED IN THE UNITED STATES.

IF YOUR SHARES ARE HELD IN “STREET-NAME,” DELIVER THE ENCLOSED GOLD VOTING INSTRUCTION FORM TO YOUR BROKER OR BANK OR CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO VOTE ON YOUR BEHALF AND TO ENSURE THAT A GOLD PROXY CARD IS SUBMITTED ON YOUR BEHALF. IF YOUR BROKER OR BANK OR CONTACT PERSON RESPONSIBLE FOR YOUR ACCOUNT PROVIDES FOR VOTING INSTRUCTIONS TO BE DELIVERED TO THEM BY INTERNET OR TELEPHONE, INSTRUCTIONS WILL BE INCLUDED ON THE ENCLOSED GOLD VOTING INSTRUCTION FORM.

This Proxy Statement and the enclosed GOLD proxy card are first being sent or given to shareholders of PartnerRe on or about June 2, 2015.

This solicitation is being made by EXOR and not by or on behalf of the PartnerRe Board.

A proxy may be given by any person who held Common Shares or Preferred Shares on the Record Date. Whether or not you plan to attend the Special Meeting, you are urged to sign and date the enclosed GOLD proxy card and return it in the postage-paid envelope provided. Your latest-dated proxy is the only one that counts, so you may return the GOLD proxy card even if you have already delivered any other proxy. Please do not return any proxy sent to you by PartnerRe. If you have already returned a proxy card sent to you by PartnerRe, that card will be automatically revoked if you complete and return the enclosed GOLD proxy card.

Okapi Partners LLC is assisting EXOR with its efforts to solicit proxies. If you have any questions concerning this Proxy Statement or would like additional copies, please contact:

Okapi Partners LLC

437 Madison Avenue, 28th Floor

New York, NY 10022

(212) 297-0720

Shareholders may call toll free: (877) 796-5274

E-mail: info@okapipartners.com

REASONS TO VOTE “AGAINST” THE PARTNERRE SPECIAL MEETING PROPOSALS

1.	Why should I vote against the AXIS Proposal?

EXOR is soliciting proxies from PartnerRe shareholders in opposition to the AXIS Amalgamation Agreement and specifically “AGAINST” the AXIS Proposal.

•	A vote “AGAINST” the AXIS Proposal encourages the PartnerRe Board to pursue EXOR’s “SUPERIOR” proposal.

We believe that the EXOR Binding Offer, if consummated, would be superior to the AXIS Proposal because it would provide PartnerRe’s shareholders: (i) an opportunity to realize a significant premium for their Common Shares; and (ii) offers more certain value for PartnerRe shareholders than the AXIS Proposal.

Significant Premium to the AXIS Proposal

The all-cash EXOR Binding Offer of $137.50 per Common Share represents:

•	A premium of 10% to the implied per share value for PartnerRe Common Shares under the AXIS Amalgamation Agreement, of $125.17, using the closing price of AXIS’ shares as of May 5, 2015, the last trading day prior to published reports of takeover interest in AXIS if the Proposed AXIS Amalgamation fails. We are confident that PartnerRe’s shareholders will recognize that the EXOR Binding Offer is superior to the AXIS Proposal.

•	A 20% premium to the unaffected PartnerRe closing price on January 23, 2015 (the last trading day prior to announcement of the initial AXIS Proposal) of $114.14.

More Certain Value to PartnerRe Shareholders

In addition to providing superior value, the all-cash nature of the EXOR Binding Offer (versus the predominantly stock consideration offered in the Proposed AXIS Amalgamation) would provide you with immediate and certain value for your Common Shares. Shareholders should compare the certain value of the EXOR Binding Offer with the uncertain value of the AXIS Proposal.

It is important to understand that the predominant value of the consideration offered in the AXIS Proposal will depend upon the value of AXIS shares, and is therefore subject to significant risks, including: realization of meaningful synergies; execution of integration plans; retention of key clients and employees; the impact of a challenging operating environment; and market conditions. As PartnerRe’s Chairman noted in the investor conference call on May 4, 2015, “[c]learly, since the announcement of this merger, the market seems to have been reluctant to recognize the benefit of the synergies and to reflect it in our respective stock prices.”

The EXOR Binding Offer, in addition to providing PartnerRe’s common shareholders with more than $600 million of additional aggregate value over the consideration under the AXIS Amalgamation Agreement (based on the difference between $137.50 per share under the EXOR Binding Offer and $125.17, the implied per share value for PartnerRe Common Shares using approximately 49 million fully-diluted outstanding Common Shares), does not expose you to any integration and market risk. The EXOR Binding Offer is not subject to a financing condition or otherwise conditioned upon any financing arrangements. In addition, the EXOR Binding Offer is also not subject to due diligence.

A vote “AGAINST” the AXIS Proposal encourages the PartnerRe Board to pursue our “SUPERIOR” proposal.

•	A vote “AGAINST” the AXIS Proposal discourages the PartnerRe Board from continuing on the inferior path they initiated with AXIS and encourages them to abandon a flawed process in favor of the EXOR Binding Offer.

We believe the PartnerRe Board initiated a flawed process and has continued to defend that choice to the detriment of shareholders.

The Section entitled “The Amalgamation — Background of the Amalgamation” in the PartnerRe/AXIS Proxy Statement/Prospectus discloses that the Company conducted no pre-announcement market check before initiating the sale to AXIS. Only two counterparties were mentioned as potential targets for strategic transactions in the two years prior to entering into the AXIS Amalgamation Agreement. PartnerRe’s own senior management was apparently excluded from the decision not to conduct a market check or contact potential interested parties (including EXOR) who might have been interested in pursuing a business combination. Instead, three non-executive members of the PartnerRe Board initiated and negotiated the terms of the sale to AXIS. This conclusion was reached without the benefit of the input of external financial advisors or the Company’s own management. The implied value per PartnerRe Common Share under the Proposed AXIS Amalgamation was $107.54, based on the 2.18 exchange ratio in the AXIS Amalgamation Agreement multiplied by the closing price of $49.33 on January 23, 2015 for AXIS common shares. This represented a discount of 6% to PartnerRe Common Shares’ closing price of $114.14 on January 23, 2015 and a 0.94x multiple of PartnerRe’s diluted tangible book value per Common Share as of December 31, 2014.

In addition, we note the following facts reported in the PartnerRe/AXIS Proxy Statement that indicate the weakness of the PartnerRe Board’s performance on behalf of shareholders:

•	The resignation of PartnerRe’s Chief Executive Officer, Costas Miranthis, announced in conjunction with the Proposed AXIS Amalgamation, left shareholders with an unattractive risk: to vote against the Proposed AXIS Amalgamation without knowing the identity of the permanent CEO to lead the company after the failure of the AXIS transaction. In contrast, the EXOR Binding Offer is not contingent on selecting a permanent CEO or any employment agreement;

•	One of the three members of the PartnerRe Transaction Committee was named Interim CEO, and received significant economic incentives tied to the closing of the AXIS Amalgamation Agreement[1]; and

•	The implied value per PartnerRe Common Share under the Proposed AXIS Amalgamation was below all except one of the implied per share value reference ranges disclosed in connection with the fairness opinion of Credit Suisse (PartnerRe’s financial advisor) as published on page 75 of the PartnerRe/AXIS Proxy Statement/ Prospectus.

The EXOR Proposal on April 14, 2015 proved that a meaningful premium would have been (and the EXOR Binding Offer proves that it still is) available for the Company’s common shareholders had the PartnerRe Board run a bona fide process. If the PartnerRe Board had been a faithful champion of the PartnerRe shareholders, they would have quickly determined, at a minimum, that the EXOR Proposal ($130) was reasonably likely to be superior to the AXIS Proposal ($112.53, as described in the EXOR Proposal on April 14, 2015 and copied in the BACKGROUND OF THE SOLICITATION below) and set about giving EXOR confidential access to confirmatory diligence materials that were already provided to AXIS. It is important for shareholders to understand that the step necessary to grant due diligence to EXOR — the determination that EXOR’s proposal was reasonably likely to be superior — would not have triggered termination rights or breakup fees under the AXIS Amalgamation Agreement.

Instead, the PartnerRe Board embarked upon another flawed process designed to protect the AXIS Amalgamation Agreement at all costs and to stall and provide roadblocks to the superior proposal offered by EXOR. Using a highly unusual “waiver” that deviated from the topping procedures established by the AXIS

[1]	As reflected in the PartnerRe/AXIS Proxy Statement/Prospectus, Mr. Zwiener’s total compensation as interim CEO includes the following: (i) annual base salary of $1,000,000; (ii) $1,500,000 of restricted share units (which will vest and settle on the separation date); (iii) $3,500,000 cash service bonus, payable on the closing date of the AXIS transaction; and (iv) discretionary cash bonus based on the PartnerRe Board’s assessment of Mr. Zwiener’s execution of the AXIS transaction. In addition, upon signing of the AXIS Amalgamation Agreement, Messrs. Montupet and Mendoza each received a payment of $100,000 plus $100,000 of restricted share units that will vest upon closing of the transaction or termination of the AXIS Amalgamation Agreement.

Amalgamation Agreement, PartnerRe obtained permission from AXIS to engage in one-sided discussions with EXOR in which PartnerRe and its advisors could in essence answer no questions. Rather than having to determine if the EXOR Proposal was “reasonably likely to be superior,” the waiver permitted PartnerRe to ask for information from EXOR, without giving EXOR any information about PartnerRe. That AXIS would agree to such a waiver speaks loudly as to who benefitted from its design.

On May 4, 2015, the PartnerRe Board rejected the EXOR Proposal on grounds that the $130 cash price was inferior to a revised AXIS Proposal announced with the news of the rejection. When the PartnerRe Board announced its rejection, PartnerRe and its executives mischaracterized the process with EXOR. In its press release, PartnerRe unequivocally indicated that “EXOR stated that $130 per share was its best and final offer.” Later that day on an investor conference call, the interim Chief Executive Officer of PartnerRe said “they made it quite clear that should they proceed with due diligence, they would, under no circumstances, raise their offer.” As described below in BACKGROUND OF THE SOLICITATION, at no time did PartnerRe or its advisors ask for or receive EXOR’s best and final offer. Incontrovertible evidence of that is, of course, the EXOR Binding Offer itself.

The revised terms had the same exchange ratio as in the original AXIS Proposal plus a dividend for PartnerRe Common Shares that equals approximately $270 million of additional aggregate value. By close of trading the next day, the market’s implied value of the revised proposal was $125.17 (using the 2.18 exchange ratio in the AXIS Amalgamation Agreement multiplied by the closing price for AXIS shares that day then adding the $11.50 per share dividend). Moreover, PartnerRe used that $270 million of incremental value to justify (i) an excessive and materially disproportionate $30 million increase in the break-up fee (resulting in a total break-up fee amount of $280 million), which equates to 11% of such incremental value, and (ii) a heightened standard of “superior proposal” in the amendments to the AXIS Amalgamation Agreement. In our view, these amendments were designed to make it more difficult for the PartnerRe Board to consider competing proposals, making it costlier for EXOR to provide value to you, the other PartnerRe shareholders. Had the PartnerRe Board process not been flawed from the start, there would be no need for such excessive and preclusive defenses.

PartnerRe’s Board has simply refused to level the playing field or to give shareholders and employees of PartnerRe the opportunity for a superior offer. This is perhaps demonstrated best on the day PartnerRe rejected EXOR’s proposal when the chairman of PartnerRe’s Board was quoted in the Wall Street Journal as follows: “I can say that anybody that looks solely at the merits of the merger we are pursuing would realize it is very hard and nearly impossible to compete [with the AXIS deal].” Mr. Montupet stated, further, “[t]hey should have the good sense to stay away” (emphasis added). Shareholders now have an opportunity to express their views on the PartnerRe Board process and the fact that it produced an inferior outcome.

If the Proposed AXIS Amalgamation is rejected, the PartnerRe Board can correct a flawed process and accept the EXOR Binding Offer.

•	A vote “AGAINST” the AXIS Proposal discourages the PartnerRe Board from continuing to disguise the inferior AXIS takeover as justified as a “merger of equals”.

The Company initially presented the Proposed AXIS Amalgamation as a “merger of equals” with AXIS in which the Company’s common shareholders received a 6% discount to its then-current share price based on the trading value of the AXIS shares immediately prior to the announcement. Although the PartnerRe Board has stated that the Proposed AXIS Amalgamation is a merger of equals, we believe that its analysis is incorrect and that the Proposed AXIS Amalgamation is effectively a sale of the Company. AXIS and the Company have named the seven senior executive roles of the combined company, five of which were awarded to AXIS, including the Chief Executive Officer and Chief Financial Officer positions. Additionally, the Chief Executive Officer of PartnerRe stepped down in connection with the announcement of the AXIS Proposal. PartnerRe’s Board appointed a non-executive director as the interim Chief Executive Officer until the closing of the Proposed AXIS Amalgamation. We believe that the Proposed AXIS Amalgamation looks much more like a sale to AXIS than it does an equal combination of two public companies. In any case, the PartnerRe Board failed to consider alternative transactions that would have delivered superior value for its own shareholders.

Under the guise of a “merger of equals” transaction, the PartnerRe Board agreed to what its own advisors characterized as “aggressive” deal protections. PartnerRe agreed to pay to AXIS a fee (the “AXIS Termination Fee”) of $250 million, if the AXIS Amalgamation Agreement terminated in certain circumstances following the PartnerRe Board’s determination that PartnerRe had received a superior proposal. This equated to approximately 4.7% of the $5.3 billion in total common equity value for PRE shareholders in the Proposed AXIS Amalgamation based on the AXIS closing price on January 23, 2015, the last trading date before announcement of the AXIS Proposal and using approximately 49 million fully-diluted Common Shares outstanding. This level of protection is uncommonly high as a percentage of equity value, and as described above, was further disproportionately increased by an additional $30 million under the revised terms of the AXIS Proposal.

A vote “AGAINST” will be a clear answer that you reject this approach and that you want the superior EXOR Binding Offer.

•	A vote “AGAINST” the AXIS Proposal is a clear message that you believe the EXOR Binding Offer is the superior proposal for all constituents.

The EXOR Binding Offer provides the opportunity for a number of significant benefits for the Company and its constituents, including:

•	For common shareholders, higher and more certain cash value;

•	For preferred shareholders, avoids risks related to the Proposed AXIS Amalgamation (including disruption of disruption of management and integration and market risk) and maintains continuity of terms, listing and expected credit ratings;

•	For clients, a superior, less disruptive, choice with management continuity and a reinsurer that does not compete with its clients; and

•	For employees, continuity of management, greater stability and job security (avoiding the planned AXIS redundancies) and greater opportunities to build upon the excellent PartnerRe brand.

•	A vote “AGAINST” the AXIS Proposal is a prerequisite to receive $137.50 per share for your Common Shares in the EXOR Binding Offer.

The AXIS Amalgamation Agreement must be terminated prior to PartnerRe’s acceptance of the EXOR Binding Offer. EXOR is not interested in acquiring the Amalgamated Company.

If a majority of the votes cast on the AXIS Proposal are cast “AGAINST” the AXIS Proposal, PartnerRe will be permitted to terminate the AXIS Amalgamation Agreement and accept the EXOR Binding Offer. EXOR has provided a clear path to execution of a definitive agreement by providing PartnerRe with signatures to the Merger Agreement and making clear it is not an offer that is subject to due diligence or other conditions within EXOR’s control. The PartnerRe Board will be able to accept the EXOR Binding Offer if shareholders vote down the AXIS Proposal.

By voting “AGAINST” the AXIS Proposal, you will send a message to the PartnerRe Board that you expect them to act in YOUR best interest by maximizing the value of your Common Shares rather than squander the opportunity to receive the higher consideration available under the EXOR Binding Offer.

2.	Why should I vote “AGAINST” the other Special Meeting Proposals?

EXOR believes that the other Special Meeting Proposals are a group of related proposals whose purpose is to facilitate, or which are conditioned upon the completion of, the AXIS Proposal, which EXOR opposes. Therefore, EXOR is soliciting proxies from PartnerRe shareholders in opposition of such other proposals and specifically “AGAINST” such proposals. EXOR urges all PartnerRe shareholders to vote “AGAINST” the following Special Meeting Proposals for the reasons set forth below:

The Payout Proposal. While the Payout Proposal is non-binding and advisory, and its approval is not required for the AXIS Amalgamation Agreement to be consummated, EXOR believes that the purpose of the proposal is to demonstrate shareholder support for compensation that would be paid to PartnerRe management in connection with the Proposed AXIS Amalgamation. Therefore, this proposal should not be approved if shareholders oppose the AXIS Proposal.

According to the PartnerRe/AXIS Proxy Statement/Prospectus, because the vote on the Payout Proposal is advisory only, it will not be binding on PartnerRe or the PartnerRe Board. Accordingly, because PartnerRe is contractually obligated to pay the compensation, such compensation will be paid or become payable, subject only to the conditions applicable thereto, if the Proposed AXIS Amalgamation is consummated and regardless of the outcome of the vote on the Payout Proposal.

EXOR is opposed to the AXIS Amalgamation Agreement as detailed above. Accordingly, EXOR recommends that shareholders vote “AGAINST” the Payout Proposal.

The Adjournment Proposal. EXOR opposes the Adjournment Proposal because EXOR believes that PartnerRe should not have additional time to solicit proxies to vote for the AXIS Proposal if it is unable to obtain the necessary votes for approval of such proposal by the date of the Special Meeting which will be scheduled by PartnerRe. Accordingly, EXOR recommends that shareholders vote “AGAINST” the Adjournment Proposal.

GIVEN THE REASONS DESCRIBED ABOVE, PARTNERRE SHAREHOLDERS SHOULD VOTE LIKE EXOR “AGAINST” EACH OF THE SPECIAL MEETING PROPOSALS.

VOTE “AGAINST” THE AXIS PROPOSAL, THE PAYOUT PROPOSAL AND THE ADJOURNMENT PROPOSAL BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

IF YOUR SHARES ARE HELD IN “STREET-NAME,” DELIVER THE ENCLOSED GOLD VOTING INSTRUCTION FORM TO YOUR BROKER OR BANK OR CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT TO VOTE ON YOUR BEHALF AND TO ENSURE THAT A GOLD PROXY CARD IS SUBMITTED ON YOUR BEHALF. IF YOUR BROKER OR BANK OR CONTACT PERSON RESPONSIBLE FOR YOUR ACCOUNT PROVIDES FOR VOTING INSTRUCTIONS TO BE DELIVERED TO THEM BY INTERNET OR TELEPHONE, INSTRUCTIONS WILL BE INCLUDED ON THE ENCLOSED GOLD VOTING INSTRUCTION FORM.

DO NOT RETURN ANY PROXY CARD THAT YOU RECEIVE FROM PARTNERRE. EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY CARD FURNISHED BY PARTNERRE, YOU HAVE THE RIGHT, AND IT IS NOT TOO LATE, TO CHANGE YOUR VOTE BY SIMPLY SIGNING, DATING AND RETURNING THE ENCLOSED GOLD PROXY CARD. ONLY YOUR LATEST DATED PROXY COUNTS.

WE URGE YOU TO SEND THE PARTNERRE BOARD A CLEAR MESSAGE THAT PARTNERRE SHAREHOLDERS DO NOT WANT THE PROPOSED AXIS AMALGAMATION TO BE COMPLETED. VOTE “AGAINST” THE AXIS PROPOSAL, THE PAYOUT PROPOSAL AND THE ADJOURNMENT PROPOSAL TODAY.

BACKGROUND OF THIS SOLICITATION

As part of the evaluation of its businesses and plans, EXOR regularly considers a variety of strategic options and transactions. In the course of this ongoing evaluation process, and based on its prior experience, EXOR has developed the view that there is significant long-term potential in the reinsurance sector. Over the past few years, EXOR has been searching for a suitable investment opportunity within the reinsurance industry.

EXOR’s familiarity with PartnerRe dates back to 1993, when EXOR served as one of the founding investors in PartnerRe. Since that time, EXOR has continued to be impressed with PartnerRe’s deep underwriting expertise, significant financial strength, scale and diversification.

On January 25, 2015, PartnerRe issued a press release announcing that it had entered into an amalgamation agreement with AXIS. The PartnerRe/AXIS Proxy Statement/Prospectus provides a summary of the events leading to PartnerRe and AXIS entering into the amalgamation agreement. The closing price of PartnerRe’s Common Shares on January 23, 2015 (the last trading day prior to announcement) was $114.14.

On March 16, 2015, PartnerRe filed the PartnerRe/AXIS Proxy Statement/Prospectus. The PartnerRe/AXIS Proxy Statement/Prospectus included disclosure of the background of the Proposed AXIS Amalgamation, including the following information:

•	The Proposed AXIS Amalgamation was initiated by three non-executive members of the PartnerRe Board and negotiated by them without the involvement of PartnerRe’s management;

•	The PartnerRe Board did not conduct any meaningful market check for strategic alternatives prior to its approval of the Proposed AXIS Amalgamation;

•	The material terms of the Proposed AXIS Amalgamation, including the relative valuation of PartnerRe, the pricing and the exchange ratio for Common Shares, were negotiated by non-executive members of the PartnerRe Board without input from PartnerRe’s management or its outside financial advisors and without an opportunity for meaningful due diligence on AXIS or the integration or synergy plans for the amalgamated company. The implied value per Common Share under the Proposed AXIS Amalgamation was $107.54, based on the 2.18 exchange ratio in the AXIS Amalgamation Agreement multiplied by the closing price of $49.33 on January 23, 2015 for the AXIS common shares. This represented a discount of 6% to PartnerRe Common Shares’ closing price of $114.14 on January 23, 2015 and a 0.94x multiple of PartnerRe’s diluted tangible book value per Common Share as of December 31, 2014;

•	Shortly before announcement of the transaction, PartnerRe’s non-executive board members advised the Chief Executive Officer of PartnerRe of the Proposed AXIS Amalgamation and his lack of a role in the transaction; and

•	The PartnerRe Board announced the Proposed AXIS Amalgamation together with news that the PartnerRe Chief Executive Officer had resigned. One of the non-executive board members who had negotiated the deal was named interim Chief Executive Officer of PartnerRe to serve until closing of the Proposed AXIS Amalgamation, with an attractive financial package if the deal with AXIS closes.

From January 26, 2015 to April 13, 2015, the PartnerRe implied per share value under the AXIS Amalgamation Agreement traded in a range between $109.61 per share and $115.10 per share. EXOR concluded that this trading range highlighted market and shareholder skepticism as to the strategic rationale of the Proposed AXIS Amalgamation.

On April 14, 2015, Mr. John Elkann placed a telephone call to Mr. Jean-Paul Montupet, Chairman of the Board of PartnerRe, to inform him that EXOR was interested in acquiring PartnerRe. Immediately following such call, Mr. Elkann sent Mr. Montupet the following letter:

April 14, 2015

Board of Directors

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Attention: Jean-Paul Montupet, Chairman of the Board

Ladies and Gentlemen:

On behalf of EXOR S.p.A. (“EXOR”), I would like to submit our proposal to acquire PartnerRe Ltd. (“PartnerRe”). We strongly believe our offer presents a compelling opportunity for your shareholders, particularly as compared to your Amalgamation Agreement (“AXIS Agreement”) with AXIS Capital Holdings Limited (“AXIS”), and we are eager to move forward swiftly to complete this transaction.

We propose to acquire 100% of the common shares of PartnerRe on a fully-diluted basis for $130.00 per share in cash, on the terms and conditions described below. This all-cash offer represents a premium of 16% to the implied per share value for PartnerRe, under the AXIS Agreement, of $112.53 (based on the average of AXIS’ closing prices for the ten days ending on April 13, 2015). We are confident that your shareholders will enthusiastically support our proposal, and, accordingly, we kindly request your active and immediate cooperation, consistent with the requirements of the AXIS Agreement, to complete the transaction outlined in this letter.

In this letter, we provide you with: (a) a brief overview of EXOR; (b) the strategic rationale for the transaction and our vision for the business going forward; (c) the key terms of our proposal; (d) our view of why our proposal offers superior value to PartnerRe’s shareholders; and (e) next steps.

A. Overview of EXOR

EXOR is one of Europe’s leading, listed investment companies and is controlled by the Agnelli family. We have a market capitalization of approximately $11 billion and a net asset value of approximately $14 billion, including over $2 billion of cash and cash equivalents. We are committed to maintaining a conservative, investment-grade capital structure. Our entrepreneurial history spans over a century of successful, long-term investments. Over the years, we have been involved in very complex transactions, including the acquisition of Chrysler by Fiat, which led to the formation of the seventh-largest car producer in the world. In addition, we oversaw the merger between CNH, the second-largest agricultural equipment manufacturer in the world, and Fiat Industrial, which created the fourth-largest capital goods company globally. Since 2009, EXOR’s net asset value and its share price have grown at compounded annual growth rates of 27.9% and 38.7%, respectively.

We primarily invest in global companies. Today we are the controlling shareholder of: (i) Fiat Chrysler Automobiles, with a market capitalization of approximately $21 billion; (ii) CNH Industrial, with a market capitalization of approximately $11 billion; and (iii) Cushman & Wakefield, the third-largest global real estate service firm and the largest under private ownership. Our holdings include, among others, The Economist and Juventus Football Club, which represents the longest continuous ownership of any sports franchise globally (nearly 100 years). Previously, EXOR has successfully invested in the insurance and reinsurance industries, and we were one of the founding investors in PartnerRe in 1993.

We are focused on building profitable global companies, which benefit from our long-term investment horizon, network of international relationships, permanent capital base and ability to deploy additional resources to accelerate their growth. EXOR provides management teams with operational autonomy that enables them to build world-class organizations over time, with EXOR retaining responsibility for capital allocation and major investment decisions.

B. Strategic Rationale and Vision for PartnerRe

We have a deep knowledge of the insurance and reinsurance industries and believe that EXOR is an ideal partner for PartnerRe. We admire PartnerRe’s high-quality reinsurance franchise, which possesses true scale, broad diversification, a global footprint, a respected brand, deep underwriting expertise and enduring financial strength.

While PartnerRe is a formidable competitor on its own, we believe its business would be further enhanced under the private ownership of EXOR. Importantly, PartnerRe would be better positioned to manage the volatility of the reinsurance cycle in a disciplined manner without public market pressure. We would also remain committed to maintaining PartnerRe’s existing financial strength and capital structure. Preserving PartnerRe’s unique culture and values would be an important objective under EXOR’s stewardship of the business. Furthermore, we see significant value in the PartnerRe brand, which we plan to utilize after the closing of our proposed transaction.

We view PartnerRe as a long-term investment for EXOR and are excited by the prospect of building one of the best reinsurance companies in the world. Despite the significant challenges the reinsurance industry is currently facing, we have a strong belief that a reinsurance-focused business model will better serve the needs of PartnerRe’s clients by avoiding conflicts of interest, while delivering adequate shareholder returns over an entire reinsurance cycle. Our conviction in completing this transaction is absolute, as is our commitment to growing the PartnerRe franchise for years to come.

C. Key Terms of the Proposal

We are pleased to outline the details of our proposal to acquire PartnerRe below:

1.	Purchase Price: We propose to acquire 100% of the common shares of PartnerRe for $130.00 per share in cash, representing a total equity value of $6.4 billion based on an estimated 49.1 million fully-diluted shares outstanding.

2.	Valuation: Our proposal delivers an immediate, premium valuation to PartnerRe’s shareholders, representing:

•	16% premium to the implied per share value for PartnerRe, under the AXIS Agreement, of $112.53 (based on the average of AXIS’ closing prices for the ten days ending on April 13, 2015)

•	1.13x PartnerRe’s fully-diluted tangible book value per share as of December 31, 2014

•	14.1x 2016 consensus earnings estimates for PartnerRe

3.	Financing Certainty: Our all-cash proposal is fully financed. The acquisition will be funded through cash on hand as well as a committed, investment-grade bridge facility and term loan to EXOR from Citibank, N.A., London Branch and Morgan Stanley Bank International Limited for up to $4.75 billion. No capital increase by EXOR is required. EXOR’s longer-term capital structure, following the completion of the transaction with PartnerRe, will remain consistent with its current investment-grade ratings. Furthermore, as EXOR will be funding the acquisition, there will be no impact on the existing financial strength or capital structure of PartnerRe. Please feel free to contact our financial advisors (details below) if you should have any questions with respect to transaction financing.

4.	Amalgamation Agreement: We are attaching a copy of the proposed amalgamation agreement that we would be willing to enter into with PartnerRe, which is substantially similar to the AXIS Agreement, except for changes dictated by the fact that the transaction is for cash and not shares (the “EXOR Agreement”).

5.	Due Diligence: We would seek to complete limited confirmatory due diligence and are prepared to commence this immediately. Based on the materials you have previously prepared in your discussions with AXIS, our advisors should be able to efficiently and effectively complete a swift due diligence process.

6.	Approvals and Timing: Our proposal has been unanimously approved by the EXOR board of directors and requires no approval by our shareholders. It is subject only to the completion of the aforementioned confirmatory due diligence review and execution of mutually acceptable definitive agreements, conditioned upon termination of your agreement with AXIS. We foresee a normal course regulatory review process, similar to your process with AXIS. We are highly confident in our ability to consummate a transaction quickly and anticipate it would close in 2015.

7.	Management and Employees: We have great respect for PartnerRe and the accomplishments of your management team and employees, and we are excited by the prospects of jointly building the franchise on your strong foundation. We envision that PartnerRe’s current senior management team will remain in place and continue to hold important roles in the business following our proposed transaction. Under EXOR’s ownership, we would empower the current PartnerRe management team to continue to operate the business with autonomy, guided by our entrepreneurial mindset and long-term vision for the franchise.

8.	Advisors: We have engaged BDT & Company, LLC and Morgan Stanley & Co. LLC as our financial advisors and Paul, Weiss, Rifkind, Wharton & Garrison LLP in New York and Cox Hallett Wilkinson Limited in Bermuda as our legal advisors. They are prepared to begin work immediately to assist us in completing our confirmatory due diligence review and to finalize an agreed transaction promptly.

D. Superior Proposal

Our all-cash proposal provides superior value and greater certainty for PartnerRe’s shareholders compared to the AXIS Agreement. We are placing no financing risk on your shareholders. Our purchase price of $130.00 per share is clearly more favorable, from a financial point of view, for PartnerRe’s shareholders than the value of 2.18 shares of the combined AXIS/PartnerRe entity for which each PartnerRe share would be exchanged under the AXIS Agreement. The implied per share value for PartnerRe, under the AXIS Agreement, would only be $1 12.53 (based on the average of AXIS’ closing prices for the ten days ending on April 13, 2015). Even at AXIS’ all-time high share price of $53.02, the implied per share value for PartnerRe would only be $115.58, substantially below our all-cash offer price of $130.00.

Our proposal clearly constitutes a Superior Proposal as defined in the AXIS Agreement. Accordingly, we believe that the PartnerRe board of directors can and must, consistent with its fiduciary duties and its obligations under Section 5.8 of the AXIS Agreement, make a determination that our proposed transaction is a Superior Proposal and authorize PartnerRe to enter into an Acceptable Confidentiality Agreement (as defined in the AXIS Agreement) with us as soon as possible. Thereafter, again consistent with the AXIS Agreement, we are seeking constructive and prompt negotiations to complete a successful transaction with EXOR.

In light of the PartnerRe shareholders meeting to be scheduled to consider the transaction with AXIS, we believe it is in the best interests of all parties to begin discussions immediately, so your shareholders will be able to take full advantage of the value represented by our proposal.

Since EXOR is a public company in Italy, we are required to issue a press release describing our proposal today. A copy of our press release is enclosed for your reference.

E. Next Steps

We want to emphasize to you the seriousness of this proposal and our commitment to completing a transaction with you. We are prepared to engage immediately: our financing is fully in place, our advisors stand ready to commence work, our confirmatory due diligence will be brief and limited, and the EXOR Agreement is substantially similar to the AXIS Agreement.

Please note that this letter is not meant to, and does not, create or constitute any legally binding obligation, liability or commitment by us concerning a proposed transaction, and, other than any confidentiality agreement we may enter into with you, there will be no legally binding agreement between us regarding the proposed transaction unless and until we finalize the terms and enter into the EXOR Agreement.

We are pleased to be able to offer this Superior Proposal to your company, which we believe will benefit your shareholders and your employees. We are confident that our proposal presents a compelling opportunity for both our companies and look forward to your response. We would appreciate your response by Monday, April 20, 2015.

If you have any questions or would like to clarify any aspect of our proposal, please do not hesitate to call Dan Jester of BDT & Company, LLC at (312) 660-7300, Eric Bischof of Morgan Stanley & Co. LLC at (212) 761-4000, or Toby Myerson of Pau1, Weiss, Rifkind, Wharton & Garrison LLP at (212) 373-3000.

Sincerely,

/s/ John Elkann

John Elkann

Chairman and Chief Executive Officer

EXOR S.p.A.

On April 15, 2015, EXOR held a conference call for investors and analysts during which Mr. Elkann discussed the EXOR Proposal and answered questions from investors and analysts about the EXOR Proposal.

On April 18, 2015, Mr. Montupet sent an email to Mr. Elkann informing him that EXOR’s proposed price and terms were not a basis on which PartnerRe would be willing to proceed, but that the PartnerRe Board had authorized Mr. Montupet to meet with Mr. Elkann to explore EXOR’s interest in PartnerRe further. Mr. Montupet also informed Mr. Elkann that PartnerRe had obtained a limited waiver from AXIS through Friday April 24, 2015, to allow PartnerRe to engage in exploratory discussions with EXOR. Mr. Montupet proposed that he and Mr. Elkann meet on April 19, 2015.

Following receipt of Mr. Montupet’s April 18, 2015 email, Mr. Elkann and Mr. Montupet had a brief discussion regarding EXOR’s offer. Mr. Montupet requested an in-person meeting to discuss a potential transaction further. Mr. Elkann indicated that if the PartnerRe Board did not view the price in the EXOR Proposal as superior, his preference would be for PartnerRe’s Board to announce that conclusion publicly to the markets. Nevertheless, Mr. Montupet pressed for a meeting and indicated there were also non-price concerns to evaluate. They agreed to meet and to have advisory teams engage as well.

On April 21, 2015, EXOR’s and PartnerRe’s financial and legal advisors held an in-person meeting to discuss the terms of the EXOR Proposal further, including the financing commitments that EXOR had obtained and the anticipated process for obtaining regulatory approvals. During that meeting EXOR’s advisors were informed that PartnerRe obtained a limited waiver from AXIS, permitting PartnerRe to discuss the terms of the EXOR Proposal with EXOR and its advisors, but restricting PartnerRe from sharing any non-public information with EXOR.

Over the course of the next several days, PartnerRe, EXOR and their respective advisors had multiple phone calls and correspondence to respond to clarifying requests of PartnerRe’s advisors regarding the EXOR Proposal. In addition, the parties’ legal advisors confirmed plans for a meeting on Sunday April 26, 2015, in New York between Messrs. Montupet and Elkann to discuss the EXOR Proposal. PartnerRe’s legal advisors also confirmed during this week that AXIS had extended the waiver to allow for discussions to continue through Sunday April 26, 2015, but they refused to indicate precisely when the waiver expired. PartnerRe’s legal advisors clarified that the waiver not only permitted PartnerRe and its advisors to ask questions, but also permitted them to negotiate the terms of the EXOR Proposal.

During these conversations, PartnerRe’s legal advisors acknowledged that EXOR’s proposed agreement matched the AXIS Amalgamation Agreement in form and substance (other than for changes dictated by it being an all-cash offer and other than for a technical change in structure designed to benefit preferred holders). PartnerRe’s legal advisors also acknowledged receipt and review of the “certain funds” financing commitments for $4.75 billion in investment grade loans from Citibank and Morgan Stanley for the EXOR Proposal (the

“Financing Commitments”). The EXOR Proposal included a full guarantee of the entire purchase price by EXOR, and the EXOR Proposal had no financing contingency or financing condition of any kind. PartnerRe’s legal advisors asked for additional information, including: (i) a request for a detailed description of EXOR’s operating plan for PartnerRe and EXOR’s vision for the Company; (ii) information about regulatory approvals, which included lengthy discussions with EXOR’s insurance regulatory counsel in Bermuda, Hong Kong, Ireland, Singapore and the United Kingdom as well as in the states of Delaware, Montana, New York and Ohio; (iii) confirmation that EXOR’s transaction was not contingent on identifying the permanent CEO or entering into employment agreements with company executives; (iv) timetables; (v) information concerning proposed board composition for PartnerRe; (vi) a detailed due diligence list; and (vii) identification of which members of management EXOR wished to meet with and where.

After EXOR fully satisfied all of PartnerRe’s initial requests, as acknowledged by PartnerRe’s legal advisors, PartnerRe continued to refuse to permit EXOR to engage in confirmatory due diligence, stating instead interest in negotiating the terms of the transaction before granting EXOR access to any diligence materials.

PartnerRe’s legal advisors also conveyed PartnerRe’s desire for better terms than were contained in the AXIS Amalgamation Agreement, including the following: (i) removing a closing condition relating to A.M. Best ratings; (ii) adding covenants to apply post-closing relating to compensation and benefits for employees, since PartnerRe did not receive these from AXIS, given the “redundancies” PartnerRe’s legal advisors said were planned as part of the Proposed AXIS Amalgamation; and (iii) adding a financing covenant to provide comfort that EXOR does not jeopardize its own Financing Commitments. All of these improvements are reflected in the signed Merger Agreement provided to PartnerRe with the EXOR Binding Offer.

The legal advisors of PartnerRe made other requests for contractual terms that were better than the terms offered by AXIS, including: (i) a dollar-for-dollar escrow of the proceeds of any asset sales by EXOR before reducing the financing commitments from banks; (ii) an upfront cash escrow of the funds needed at closing, other than the funds to be borrowed from banks; (iii) improving the regulatory covenants applicable to the parties in the AXIS Amalgamation Agreement; and (iv) reductions in the level of break-up fees and other deal protections, since PartnerRe legal advisors characterized the level of deal protections in the AXIS Amalgamation Agreement that PartnerRe had agreed to as “aggressive.”

As the requests continued to escalate, EXOR and its advisors believed the additional requests for these enhanced terms from PartnerRe had gone far beyond clarifications and were not going to lead to a bona fide process. EXOR’s legal advisors conveyed that they fully understood all of the requested improvements over the Proposed AXIS Amalgamation and that they were confident the parties could negotiate a form of definitive agreement that was superior in both price and contract terms to the AXIS Proposal. EXOR’s legal advisors reiterated the request for minimal confirmatory due diligence prior to negotiation of further changes to EXOR’s proposed acquisition agreement. This request was refused.

On April 26, 2015, Mr. Montupet and Mr. Elkann met in person to discuss EXOR’s Proposal further. During that meeting, Mr. Montupet conveyed dissatisfaction with the EXOR Proposal based on price and execution certainty. When Mr. Elkann asked Mr. Montupet if AXIS was improving its bid for PartnerRe, Mr. Montupet explained that it was up to PartnerRe, not AXIS, to improve the deal, as it was PartnerRe that brought the deal to AXIS in the first place. Mr. Elkann reiterated EXOR’s commitment to acquiring PartnerRe, his belief that the EXOR Proposal was superior to the Proposed AXIS Amalgamation and that, while the regulatory clearance would naturally take more time than AXIS given that the AXIS transaction had a head start, he said regulatory approvals should not be properly viewed as a realistic cause for concern. Mr. Elkann discussed EXOR’s financial strength and financing commitments and assured Mr. Montupet there was no financing risk for the PartnerRe shareholders in the EXOR Proposal. Mr. Elkann also stressed that if the PartnerRe Board could permit EXOR to engage in confirmatory due diligence, any remaining concerns they have could be dealt with in the definitive documents and he was confident once the parties began working together in good faith they would be able to reach agreement swiftly. Mr. Elkann expressed concern that PartnerRe was not actually interested in developing EXOR’s superior proposal for PartnerRe and its shareholders and he stressed how much better the EXOR Proposal was for shareholders as to value and certainty and for employees as to continued job security as compared to the acquisition by AXIS. Mr. Montupet assured Mr. Elkann that he was acting in good faith but said that the cash price being offered was just “not there.” During this meeting, Mr. Montupet asked Mr. Elkann if EXOR would consider acquiring an ownership stake in the Amalgamated Company of AXIS and PartnerRe and Mr. Elkann said EXOR was not interested in such a transaction. Mr. Elkann stated that the AXIS Amalgamation Agreement must be terminated to maintain EXOR’s interest.

Later that same day, Mr. Elkann sent a letter to Mr. Montupet outlining the significant efforts undertaken by EXOR since the announcement of the EXOR Proposal. The April 26, 2015 text of that letter is as follows:

Mr. Jean-Paul Montupet

Chairman of the Board

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Dear Mr. Montupet,

I enjoyed meeting you earlier today. My impression is that our meeting was constructive and I remain hopeful that we can find common ground to reach an agreement that implements EXOR’s proposal, which is clearly superior to your proposed transaction with AXIS.

As set out below, we have made, in good faith, considerable efforts over the past week to deal with all reasonable requests relating to our proposal. However, those requests keep coming and we are now being asked to improve our contract terms significantly over the terms of your deal with AXIS, before we are allowed to perform due diligence. This is, of course, highly unusual and inappropriate under the circumstances.

Given the superior value of EXOR’s all-cash, $130 per share proposal, the terms of our draft transaction agreement and the supplemental information we have provided, it should be straightforward for the PartnerRe Board to conclude now that the EXOR Offer is “reasonably likely to be superior” under the terms of your agreement with AXIS, and allow us to proceed with confirmatory due diligence.

I would like to summarize briefly the considerable efforts we have made over the last several days to move forward with our transaction.

Our counsel at Paul, Weiss and our financial advisors from BDT & Company and Morgan Stanley have met in person with your counsel from Davis Polk and your financial advisors from Credit Suisse. There have been numerous follow up calls among our respective legal, financial and insurance regulatory advisors. All of these discussions have been facilitated by a waiver of the “no shop” provision in the PartnerRe/AXIS Amalgamation Agreement, which you referred to in an email to me. Davis Polk advised Paul, Weiss that the waiver allows PartnerRe to request information from us and to negotiate with us, but apparently it does not allow you to permit us to conduct due diligence. I believe it is time to remove that impediment and move forward.

In addition to the personal contacts and meetings, your advisors have requested, and we have provided, on very short notice, the following information (which I left with you today):

1.	A draft Merger Agreement to supersede the draft Amalgamation Agreement we previously provided. Your tax advisors and ours concluded that a merger structure would create greater comfort that the transaction would be tax deferred to the holders of PartnerRe’s preferred shares.

2.	Copies of EXOR’s financing commitment documents from Citi and Morgan Stanley which demonstrate a “certain funds” commitment with no contingencies — and without requirements for any additional capital — to be in effect when the irrevocable offer letter referred to under item 3 below is delivered.

3.	A draft of our contemplated legally binding offer letter, providing assurance that PartnerRe will have an irrevocable commitment from EXOR to sign definitive documents on the terms negotiated between us when the PartnerRe agreement with AXIS is terminated.

4.	A description of EXOR’s plan to operate PartnerRe with its current management team, business model, capital structure and financial strength under EXOR’s long-term ownership. In addition, we have confirmed the following:

i.	No extraordinary dividends would be paid by PartnerRe to EXOR in connection with the transaction.

ii.	EXOR’s plan for PartnerRe to maintain a conservative dividend policy following closing, and further enhance PartnerRe’s financial strength by adopting a capital distribution policy that is more conservative than the policy that has been in place at PartnerRe over the last few years, which will certainly be viewed positively by rating agencies and regulators.

iii.	EXOR’s willingness to support the continued growth of PartnerRe in the future.

5.	Lengthy discussions with EXOR’s insurance regulatory counsel in New York, Ireland, UK, Bermuda, Hong Kong and Singapore — the jurisdictions PartnerRe has asked us about — relating to the timing of, and EXOR’s confidence in, obtaining regulatory approval.

6.	A timetable outlining a clear path to receive the regulatory approvals necessary to close a transaction within four months of signing (i.e., as early as September 2015).

7.	Assurances that following the acquisition, while a majority of the members of the PartnerRe Board will be from EXOR, the Board will also include management and independent directors.

8.	A short list (1 1⁄2 pages) of confirmatory due diligence items that we would like to review, together with a timetable that contemplates completion of due diligence within two weeks following being given access to the information.

9.	A short list of PartnerRe management members that EXOR would expect to meet in a customary management meeting.

10.	Confirmation that our transaction would not be contingent upon identifying a permanent CEO or entering into any employment agreements.

Having provided all this information, you should have a high degree of certainty that our proposed transaction will be completed and close in a timely manner.

EXOR’s proposal is clearly superior to the AXIS agreement because it offers all-cash consideration of $130 per share, a 16.5% premium to the implied per share value of $111.62 for the AXIS transaction based on Friday’s closing price. Further, EXOR’s draft agreement provided to your counsel (while a merger at your request rather than an amalgamation) closely parallels your agreement with AXIS, except for changes necessitated by the fact that the EXOR Offer is for cash consideration and the AXIS transaction is a stock for stock deal. As we discussed, our proposal is also superior for other stakeholders of the company, including management and employees.

Through our counsel, EXOR formally requested PartnerRe to send us a non-disclosure agreement. I reiterate that request now to permit us to conduct confirmatory due diligence. Once we are given access to due diligence, we are willing to negotiate the definitive transaction documents and perform due diligence on a parallel path to reach a mutually satisfactory definitive agreement promptly. We have suggested that, if permitted to do the requested due diligence, we are likely to be in a position to agree to a transaction agreement that is more favorable to PartnerRe than your agreement with AXIS.

I very much hope that you and your Board will take the necessary steps outlined in this letter to expedite the progress of our proposal, which we believe will be received favorably by your shareholders.

Sincerely,

/s/ John Elkann

John Elkann

Chairman and Chief Executive Officer

EXOR S.p.A.

On April 28, 2015, Mr. Montupet called Mr. Elkann and communicated that he was going to take the EXOR Proposal to the PartnerRe Board later in the week and said in passing that he was not even going to bother asking Mr. Elkann to increase the price. Mr. Elkann made no response. During this conversation, Mr. Montupet also asked Mr. Elkann if he was willing to consider having current PartnerRe Board members continue on the PartnerRe Board and Mr. Elkann, while confirming that he was open to all options, provided no assurances of continued Board seats for any of the non-executive directors of PartnerRe. In addition, Mr. Montupet asked that Mr. Elkann consider appointing Mr. Zwiener as permanent CEO of PartnerRe if the EXOR Proposal succeeded. Mr. Elkann made no comment. Mr. Montupet indicated that he would not be permitted to communicate further as the waiver from AXIS was expiring that day.

On the morning of May 4, 2015, Mr. Elkann received a letter from Mr. Montupet rejecting the EXOR Proposal. The text of that letter is as follows:

CONFIDENTIAL

EXOR S.p.A Via Nizza, 250 10126 Torino Italy	May 4, 2015

Attention: John Elkann, Chairman and Chief Executive Officer

Dear Mr. Elkann:

On behalf of the board of directors of PartnerRe Ltd. (“PartnerRe”), I would like to thank you for EXOR S.p.A’s (“EXOR”) proposal dated April 14, 2015 to acquire 100% of the common shares of PartnerRe for $130 per share (the “Proposal”). We are also very grateful for the opportunity we have had over the past weeks since EXOR made its Proposal to engage extensively with you and your advisors to discuss and explore the Proposal in detail.

Throughout the course of our engagement you have made it absolutely clear that EXOR’s Proposal represents its best and final offer and that there is no possibility of EXOR increasing the value of its Proposal, even as a result of being able to conduct due diligence.

After considering the Proposal with our advisors, our board of directors unanimously believes that EXOR’s Proposal significantly undervalues our company. EXOR’s Proposal implies a negative franchise value and does not:

•	fully recognize the strength of our balance sheet to which, as you know, Wall Street analysts attribute significant value; or

•	compensate our shareholders for our expected growth in tangible book value per share between December 31, 2014 and closing of a potential transaction with EXOR (which we anticipate to be near or after year-end 2015); this growth expectation is validated by our robust first quarter results.

Simply using the value attributed to our strong reserve position by Wall Street analysts together with anticipated growth in book value per share through closing, EXOR’s price at closing would be at a discount to that value. Further, EXOR’s proposed price would not compensate our shareholders for an acquisition of control for cash of our company’s high quality reinsurance franchise, which possesses true scale, broad diversification, a global footprint, a respected brand, deep underwriting expertise and enduring financial strength, and that you point to as key strengths of PartnerRe.

It is for these reasons that our board of directors has concluded that your Proposal does not provide sufficient value to our shareholders and is not therefore a basis on which we are prepared to proceed.

Yours sincerely

/s/ Jean-Paul Montupet

Jean-Paul Montpuet [sic]

Chairman of the Board of Directors of PartnerRe Ltd

Later that morning, PartnerRe issued a press release announcing that its Board of Directors had rejected the EXOR Proposal and reaffirmed its commitment to the AXIS Proposal as enhanced by an amendment that allowed PartnerRe to pay a one-time special dividend of $11.50 per common share to PartnerRe common shareholders prior to the closing of the amalgamation under the AXIS Amalgamation Agreement. That press release included, in relevant part, the following:

The PartnerRe Board held extensive discussions with EXOR, who announced their unsolicited all cash proposal on April 14, 2015. The discussions with EXOR were facilitated by way of a waiver secured by PartnerRe from AXIS Capital following receipt of the EXOR Proposal, allowing PartnerRe to engage with EXOR to properly and thoroughly evaluate the many aspects of its proposal. The PartnerRe Board noted that throughout the course of negotiations, EXOR maintained its $130 per share proposal, and indicated that due diligence on PartnerRe would be “confirmatory” only and that there would be no price improvement. Despite numerous attempts by the PartnerRe Board to negotiate on price, EXOR stated that $130 per share was its best and only offer. The PartnerRe Board concluded from these negotiations and analysis that the EXOR Proposal does not properly or adequately value PartnerRe, as it does not fully recognize the strength of its balance sheet and the value of its franchise. Further, the PartnerRe Board determined that superior value is created through the enhanced merger terms with AXIS Capital, and the substantial long-term value potential of the combination with AXIS Capital. The PartnerRe Board, in consultation with its outside legal and financial advisors, therefore unanimously rejected the EXOR Proposal and terminated all discussions and negotiations with EXOR with respect to its proposal. PartnerRe Chairman Jean-Paul Montupet stated, “Over the course of the past three weeks, the Board, as well as our advisors, engaged extensively with EXOR and conducted a very careful and thorough evaluation of the many aspects of their proposal, including price. Throughout these discussions, EXOR made it abundantly clear that it was not willing to adjust its price. The Board concluded that EXOR’s proposal significantly undervalued PartnerRe and that there was no prospect of the offer leading to a superior proposal. Consequently, we determined that further discussion would not be productive and we have rejected their proposal.”

Later on the morning of May 4, 2015, EXOR issued a press release which included, in relevant part, the following:

EXOR (EXO IM), one of Europe’s leading listed investment companies, notes the decision by the Board of Directors of PartnerRe Ltd. (“PartnerRe”; NYSE:PRE) to abandon its prior agreement and accept a revised but still inferior transaction from AXIS Capital Holdings Limited (“AXIS”; NYSE:AXS), in preference to EXOR’s own proposal.

The decision by the PartnerRe Board continues to ignore the superior nature of EXOR’s fully financed, all-cash proposal of $130 per share, which offers a significant premium to PartnerRe’s shareholders. In contrast, AXIS' revised transaction still undervalues PartnerRe and is clearly not in the best interests of PartnerRe, its shareholders, employees and policyholders.

EXOR’s proposal is financially superior, with no financing conditions, can be completed swiftly and will retain and build upon PartnerRe’s highly talented management and employees.

With regard to AXIS’ revised transaction for PartnerRe:

•	The revised terms are a clear admission that the original transaction with AXIS, which was the result of a flawed process, undervalued PartnerRe, as is the case with the revised transaction.

•	The purported value of the proposed $11.50 extraordinary dividend is misleading. Since PartnerRe shareholders would own approximately 52 percent of a combined PartnerRe/AXIS, the incremental value to the PartnerRe shareholders is less than half of the proposed dividend.

•	The proposed extraordinary dividend will reduce PartnerRe’s capital by more than $550 million and significantly weaken PartnerRe’s financial strength at a point when both PartnerRe and AXIS have been placed under review with negative implications by A.M. Best. In contrast, EXOR’s all-cash proposal fully preserves PartnerRe’s financial strength, while delivering full and superior value to PartnerRe shareholders.

•	The PartnerRe transaction with AXIS is the product of a flawed process. No consideration was given by PartnerRe to alternatives when it entered into the original agreement with AXIS, and PartnerRe refused to engage fully with EXOR in response to EXOR’s proposal. After EXOR satisfied clarifying questions from PartnerRe, PartnerRe refused to permit EXOR to conduct due diligence and ceased to engage. The result is another inadequate proposal for PartnerRe.

Notwithstanding the PartnerRe Board’s continued support for a still inferior transaction with AXIS, PartnerRe shareholders will ultimately decide which transaction is superior. EXOR is therefore determined to pursue its transaction on the proposed terms and is fully committed to achieving its rapid completion.

On the morning of May 4, 2015, PartnerRe also released its quarterly report filed on Form 10-Q with the SEC and disclosed in a footnote in that report that, “On May 3, 2015, the Company and AXIS amended the AXIS Amalgamation Agreement to allow the Company to pay a one-time special dividend of $11.50 per share to PartnerRe common shareholders in connection with the closing of the Proposed AXIS Amalgamation and to increase the termination fee from $250 million to $280 million.”

On May 4, 2015, PartnerRe filed a Wall Street Journal article with the SEC pursuant to Rule 425 of the Securities Act of 1933, as amended, which included the following from Mr. Montupet: “I can say that anybody that looks solely at the merits of the merger we are pursuing would realize it is very hard and nearly impossible to compete [with the AXIS deal].” Mr. Montupet stated, further, “[t]hey should have the good sense to stay away” (emphasis added).

On May 6, 2015, PartnerRe filed a Form 8-K disclosing amendments to the AXIS Amalgamation Agreement disclosed in its May 4th announcement. The filing also contained additional amendments made by PartnerRe and AXIS including changes in the definition of a “Superior Proposal” under the AXIS Amalgamation Agreement to make it even more difficult for the PartnerRe Board to exercise its “fiduciary out” and change its recommendation to PartnerRe shareholders.

On the same day, reports were published of takeover interest in AXIS by Arch Capital Group Ltd. (NASDAQ: ACGL) if the Proposed AXIS Amalgamation fails.

On May 12, 2015, EXOR sent the EXOR Binding Offer to PartnerRe. The full text of the binding offer letter sent to the PartnerRe Board is provided below.

Board of Directors

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Attn: Mr. Jean-Paul Montupet

Chairman of the Board

May 12, 2015

Re: Superior Proposal by EXOR S.p.A. (“EXOR”) to PartnerRe Ltd. (“PartnerRe”)

Dear Mr. Montupet, Ladies and Gentlemen:

I am writing in response to your letter and press release of May 4, 2015, in which you confirm the continuing support of the PartnerRe Board of Directors (the “Board”) for the AXIS Capital Holdings Limited (“AXIS”) takeover of PartnerRe. We respectfully disagree with your assessment of our initial proposal, since the facts clearly demonstrate it was a Superior Proposal. We unquestionably would have preferred to work cooperatively with you to complete a negotiated transaction. That strategy is no longer available to us because of the provisions of your Amalgamation Agreement with AXIS (the “AXIS Agreement”). Through this letter, EXOR provides a substantially better proposal and a clear path for PartnerRe shareholders to consummate a transaction with EXOR.

EXOR, together with its affiliates, is now PartnerRe’s largest shareholder. Our commitment to the offer described in this letter is underscored by our decision to invest $572 million in PartnerRe, representing 9.32% of the total outstanding common shares.

On behalf of EXOR, I hereby submit an irrevocable and binding offer pursuant to which an indirect, wholly-owned subsidiary of EXOR would merge with and into PartnerRe (the “Merger”), subject to the terms and conditions contained in the enclosed merger agreement which has been signed by the EXOR parties (the “Merger Agreement”). Pursuant to the Merger Agreement, EXOR would acquire indirectly 100% of PartnerRe’s outstanding common shares for $137.50 per share in cash.

Our board of directors has unanimously approved this binding offer and the enclosed signed Merger Agreement, so that, upon termination of the AXIS Agreement in accordance with its terms, you will be able to sign the enclosed agreement with the certainty of an agreed transaction. Our offer is not conditioned on financing and does not place any financing risk on PartnerRe shareholders. It is not conditioned on due diligence. The only conditions to the closing of the Merger are those contained in the enclosed executed Merger Agreement.

Our binding offer is clearly superior to the transaction under the AXIS Agreement and is a Superior Proposal as defined in section 5.8 of the AXIS Agreement for the reasons set forth below.

Superior Outcome for Common Shareholders.

Superior and Certain Value. Our binding offer of $137.50 per share in cash delivers a 10% premium to the implied value of your shares under the amended AXIS Agreement of $125.17, based on the AXIS closing price on May 5, 2015, the last trading day prior to published reports of takeover interest in AXIS, if its transaction with PartnerRe fails.

PartnerRe’s Board effectively acknowledged the superiority of EXOR’s initial proposal by entering into a revised agreement with AXIS (albeit on terms that continue to be inferior). EXOR’s $137.50 binding offer further widens the gap and unequivocally provides superior value to shareholders.

Our binding offer provides certainty of value to PartnerRe shareholders and avoids the inherent uncertainty in the AXIS stock-for-stock transaction. The AXIS stock value is subject to significant risks related to the realization of meaningful synergies, complex integration plans, retention of key clients and employees, the impacts of a challenging operating environment and market conditions.

Improved Contractual Terms and Conditions. Our binding offer includes a definitive Merger Agreement signed by the EXOR parties, containing substantially the same terms and conditions as those in the AXIS Agreement, except for the superior cash price, requirements about terminating the AXIS Agreement and the following material improvements:

1) Our Merger Agreement does not have an A.M. Best minimum rating condition to closing as in the AXIS Agreement;

2) Our Merger Agreement includes a customary covenant regarding employees and benefits that AXIS did not provide due to its expected level of employee “redundancies”;

3) Our transaction does not require any approvals from EXOR’s shareholders, unlike the AXIS Agreement which requires approval of AXIS’ shareholders; and

4) Our Merger Agreement has a $250 million break-up fee (approximately 3.7% of the common equity value). This contrasts with the excessive break-up fee in the AXIS Agreement, which, at $280 million, constitutes over 4.5% of common equity value under the AXIS Agreement, and appears to be an attempt to be preclusive.

In addition, our Merger Agreement will result in the same treatment of the existing preferred shares as the AXIS Agreement.

Finally, there remains no financing condition in the Merger Agreement and we have separately forwarded to your legal advisors copies of our fully executed definitive loan documents providing for up to $4.75 billion in loans from Citibank and Morgan Stanley for the closing of the Merger. As you will see, those documents provide for a “certain funds” investment grade financing. We have also included a customary financing covenant in the Merger Agreement. All of this, together with EXOR’s credit strength and available cash (details of which we have shared with you and your financial advisors during the “clarification process” under your AXIS waiver), should resolve any questions as to our ability and commitment to fund our binding offer.

For your convenience we have also enclosed a markup of our Merger Agreement against the AXIS Agreement.

Efficient, Customary Closing Process. We are confident that we will obtain all necessary approvals to close a merger with PartnerRe by the end of 2015. As you know, we have a highly experienced and dedicated regulatory team across the globe and we have already commenced preparation of our application filings.

We believe regulatory authorities will view our transaction favorably. Unlike AXIS, we have no intention of materially changing PartnerRe’s business operations, corporate structure or key management and employees. EXOR will have more flexibility than AXIS to strengthen PartnerRe’s balance sheet by retaining more capital over the next several years.

EXOR has an established operating history and business reputation, previous and current investments in regulated financial services companies, experience in executing large and complex transactions, strong capital position and investment grade ratings. As a result, EXOR does not expect regulatory authorities to raise any significant concerns in connection with their review of our transaction.

Superior Outcome for PartnerRe Employees and Clients.

Our binding offer is clearly superior for employees. Our offer preserves PartnerRe’s franchise with continuity of management and brand. Under EXOR’s ownership we will empower PartnerRe management to continue to operate the business with autonomy, guided by our entrepreneurial mindset and long-term vision for the franchise. We believe that, regardless of the legal styling of a “merger of equals,” the reality for your employees will be an AXIS takeover under the AXIS Agreement. This is evidenced by the fact that five of the seven named senior executive roles of the combined company were awarded to AXIS (including the Chief Executive Officer and Chief Financial Officer positions). Our offer respects the contribution of PartnerRe employees and seeks to build long-term value with them, while the AXIS transaction would include efforts to “rationalize” and “synergize” the employees of the two companies (as determined under the leadership of the AXIS chief executive officer). As previously expressed, EXOR’s preference is to appoint an internal candidate as permanent CEO. As your largest shareholder, we want to express the unequivocal view that, until a shareholder vote is taken on the AXIS transaction, the employee integration plan should not be implemented, since doing so would be value-destroying and not in the interests of PartnerRe, EXOR or your other shareholders.

We also believe our binding offer is the superior, less disruptive outcome for PartnerRe clients who will appreciate the importance of management continuity and a reinsurer that does not compete with its clients.

*            *             *

Our binding offer is clearly a Superior Proposal, within the meaning of the AXIS Agreement. We and our financial advisors, BDT & Company, LLC and Morgan Stanley & Co. LLC, and our legal advisors, Pau1, Weiss, Rifkind, Wharton & Garrison LLP, are prepared to move forward immediately. We believe that our offer presents a compelling opportunity for your shareholders, clients and employees.

Given your familiarity with EXOR and the strength of our proposal, we respectfully request that the Board promptly (a) reach a determination that our binding offer constitutes a Superior Proposal, (b) withdraw its recommendation for the transaction contemplated by the AXIS Agreement and (c) make a recommendation in favor of the transaction contemplated by this binding offer. We have withdrawn our request for pre-signing due diligence, and you now have all the information necessary to make these determinations and recommendations.

Our offer will expire at 5:00 p.m., Bermuda time on the earlier of: (i) two days after the AXIS Agreement is terminated; and (ii) July 11, 2015 (which is two days after PartnerRe’s expected shareholder special general meeting date) (such earlier date and time, the “Expiration Time”), if you do not execute and deliver to us the enclosed Merger Agreement prior to the Expiration Time. In addition, our offer will be deemed to expire prior to any acceptance if your acceptance would violate any Law (as defined in the Merger Agreement). The enclosed Merger Agreement will become null and void and of no further force or effect if our offer is not accepted by delivery of your countersignatures to the Merger Agreement prior to the expiration thereof.

The terms and provisions of Sections 9.4 (Counterparts), 9.7 (No Third-Party Beneficiaries), 9.8 (Governing Law), 9.9 (Consent to Jurisdiction) and 9.11 (Assignment) of the AXIS Agreement as in effect on the date hereof are incorporated herein by reference as if set forth herein in their entirety and shall apply mutatis mutandis to this letter.

I regret that the terms of the AXIS takeover preclude PartnerRe and EXOR from cooperating in delivering a superior outcome for PartnerRe shareholders, but we are resolved to work directly with your shareholders to achieve the same end. Given the importance of this binding offer to our respective shareholders, we are also publicly disclosing this letter and filing today preliminary proxy materials with the Securities and Exchange Commission in connection with your upcoming special general meeting. We remain fully committed to our offer.

We hope to hear from you promptly.

Sincerely,

/s/ John Elkann
John Elkann Chairman and Chief Executive Officer

EXOR S.p.A.

On May 15, 2015, EXOR filed a Schedule 13D, disclosing that EXOR had reached ownership (directly and indirectly) of 4,725,726 Common Shares equal to 9.9% of all of the outstanding Common Shares, a further increase from the 9.32% level announced in EXOR’s binding offer letter sent to PartnerRe on May 12, 2015.

On May 18, 2015, EXOR delivered a letter to the PartnerRe Board in which it demanded the right to inspect certain documents and records of PartnerRe, including a complete record or list of the non-objecting beneficial owners of the Common Shares and Preferred Shares for the purpose of communicating directly with PartnerRe’s shareholders (the “NOBO Information”).

On the morning of May 20, 2015, Mr. Montupet sent Mr. Elkann a letter indicating that the PartnerRe Board rejected EXOR’s binding offer letter sent on May 12, 2015, but nonetheless expressing a willingness to negotiate with EXOR on a potential transaction pursuant to a second limited waiver that it had received from AXIS.

In addition, on the morning of May 20, 2015, the PartnerRe Board issued two press releases. One took the form of a letter addressed to PartnerRe’s shareholders describing from PartnerRe’s perspective the events that had transpired to date with EXOR and identifying the PartnerRe Board’s concerns with the EXOR Proposal. The other disclosed that the new waiver from AXIS permitted PartnerRe to grant EXOR access to due diligence and indicated that the PartnerRe Board was seeking to engage EXOR in further discussions while simultaneously reaffirming the support of the PartnerRe Board for the AXIS Proposal.

On May 21, 2015, Mr. Elkann delivered a letter to the PartnerRe Board in response to Mr. Montupet’s letter to Mr. Elkann and PartnerRe’s letter to shareholders from May 20, 2015. Mr. Elkann’s letter (i) reiterated EXOR’s belief that its binding offer was a “superior proposal,” and (ii) provided that EXOR was willing to negotiate in good faith to improve the closing certainty of its proposed transaction once PartnerRe’s Board determines EXOR’s binding offer is reasonably likely to be a “superior proposal,” in accordance with the terms set forth in the AXIS Amalgamation Agreement. Later that day, EXOR issued a press release disclosing Mr. Elkann’s letter. The full text of the letter sent to the PartnerRe Board is provided below.

Board of Directors

PartnerRe Ltd.

Wellesley House South

90 Pitts Bay Road

Pembroke HM 08

Bermuda

May 21, 2015

Ladies and Gentlemen:

I highly appreciate the determination of the Board of Directors of PartnerRe to engage in discussions with EXOR.

Our Binding Offer of $137.50 per share in cash for all common shares of PartnerRe and the contract we submitted, which is more favorable to PartnerRe in material respects than your existing amalgamation agreement with AXIS, clearly constitute a Superior Proposal and, based on the reaction in the marketplace, we believe your shareholders view it that way as well.

We are willing to engage in good faith negotiations to bring EXOR’s Superior Proposal to fruition for PartnerRe’s shareholders.

The objective of this letter is to:

1.	Clarify to the PartnerRe Board of Directors and shareholders certain aspects of the EXOR Binding Offer which have been misrepresented by the Transaction Committee of the PartnerRe Board; and
2.	Propose to the PartnerRe Board a clear path forward to allow shareholders to benefit from EXOR’s Superior Binding Offer.

1.	Clarifications on Certain Aspects of EXOR’s Superior Binding Offer

Price

The Transaction Committee members continue to claim that our Binding Offer of $137.50 per share in cash does not provide adequate value for your shareholders, both as a standalone entity and by comparison to the benefits inherent in the AXIS transaction. We respectfully disagree with this assertion. In fact:

•	The Transaction Committee, which yesterday suggested our $137.50 per share all-cash Binding Offer was inadequate, has twice previously approved and recommended to the PartnerRe Board transactions with AXIS at considerably lower valuations.
•	While the Transaction Committee has cited the purported value of synergies from the AXIS transaction, the market’s skepticism regarding the strategic rationale of the AXIS transaction is clearly evidenced by the fact that from January 26, 2015 (the day after the AXIS transaction was announced) to April 13, 2015 (the day before the EXOR proposal was announced), the PartnerRe implied per share value under the AXIS agreement traded in a range between $109.61 per share and $115.10 per share.
•	The EXOR Binding Offer of $137.50 per share delivers a premium of 10% to the implied per share value under the AXIS agreement of $125.17 using the closing price of AXIS shares as of May 5, 2015, the last trading day prior to published reports of takeover interest in AXIS if the AXIS agreement fails.

The superiority of EXOR’s Binding Offer from a financial point of view is clear. Of interest to me, and I think to your shareholders, is that your letter does not say that the AXIS proposal is superior.

Closing Certainty

Any attempt by the Transaction Committee to characterize EXOR’s Binding Offer as having low closing certainty is not accurate. In fact:

•	There are no substantive regulatory risks to the EXOR Binding Offer. Our group has previously invested in the insurance and reinsurance industry over the past 100 years and currently owns, through EXOR or its portfolio companies, insurance businesses and other regulated financial service businesses in several jurisdictions. Our transaction is easier for regulators to approve than the AXIS proposal because:

(a)	Unlike AXIS, the EXOR Binding Offer does not contemplate a complex integration plan, a change in management of the regulated insurance companies or any change in the business plan of the insurance companies, nor is it dependent upon synergies being realized.

(b)	Unlike AXIS, EXOR does not compete with PartnerRe and therefore there are no substantive antitrust issues. As a result, obtaining clearances from competition authorities is only a matter of compliance with filing and waiting period requirements.

(c)	Unlike the AXIS agreement, which strips $560 million of cash from PartnerRe to pay an extraordinary dividend, EXOR’s Binding Offer does not involve any extraordinary dividend.

For the reasons outlined above, among others, we are very confident that regulators will look favorably upon EXOR as the ultimate owner of PartnerRe.

The EXOR parties to the Merger Agreement are required to use their “reasonable best efforts” to obtain the necessary approvals. This is a very high legal standard, and is the same exact covenant that applies in the AXIS agreement you approved. The covenant also includes an express obligation to obtain information from affiliated parties for filings. To suggest that these obligations are “illusory” is a significant mischaracterization of the facts.

•	EXOR has made its contract more certain to close than the AXIS agreement by, among other things, eliminating the closing condition that PartnerRe maintain an A.M. Best rating of at least A-. Under the AXIS agreement, AXIS could terminate its transaction if PartnerRe did not maintain this rating after incurring significant losses. In this and other ways, our contract is Superior to the AXIS agreement and provides higher closing certainty to PartnerRe shareholders.

We are confident that the PartnerRe Board and shareholders recognize that EXOR has already spent vastly more than AXIS in its efforts to show its commitment to this transaction, investing approximately $609 million in cash to become PartnerRe’s largest shareholder with 9.9% of PartnerRe’s outstanding common shares (the maximum allowable under PartnerRe’s organizational documents). Contrary to your suggestion, this is not the action of a company looking to preserve “optionality.” EXOR is steadfast in its commitment to bring a superior outcome to PartnerRe shareholders, employees and clients.

To allay any remaining concerns you may have and show our commitment to completing the transaction, we are willing to negotiate in good faith to provide your shareholders with improved closing certainty, once you announce that our all-cash Binding Offer of $137.50 is reasonably likely to be a “Superior Proposal”.

Timing Risk

Contrary to the Transaction Committee’s suggestion, if acted upon promptly, the EXOR Binding Offer can close in the fourth quarter of 2015. Furthermore, the timing risks identified by the Transaction Committee have been misstated. In fact:

•	Your letter asserts that your shareholders would bear significant risks associated with the upcoming hurricane season and other potential catastrophes. That is correct as it relates to the AXIS transaction since the tangible book value per share of the combined companies could suffer with catastrophe losses. In contrast, under the EXOR Binding Offer, shareholders will receive certain value of $137.50 per share in cash even if PartnerRe suffers significant catastrophe losses prior to closing.
•	Timing risk from the hurricane season does not exist under our all-cash Binding Offer for two reasons. First, we removed the A.M. Best rating condition that AXIS has in its transaction. Second, catastrophe losses are excluded from the closing condition related to material adverse effects.
•	EXOR also notes that, under the existing terms of its proposed transaction, PartnerRe common shareholders will continue to receive regular dividends of up to $0.70 per share per quarter for common shares, plus a pro-rated quarterly dividend through the closing date, which is expected to occur in 2015. These dividends will be paid to PartnerRe common shareholders in addition to the $137.50 per share they will receive at closing.

Deal Protections

•	You have requested that we lower our proposed $250 million break-up fee which is already lower than the $280 million break-up fee you agreed to in the AXIS agreement. Even more significantly, our break-up fee is approximately 3.7% of the value of our offer, contrasted with the above-market AXIS fee which is over 4.5% of the common equity value under the AXIS agreement.
•

We find inappropriate that the Transaction Committee further increased the break-up fee negotiated in the original agreement with AXIS by $30 million and implemented other changes to the existing AXIS agreement in an attempt to preclude EXOR’s Binding Offer or proposals from any other interested parties. We note that your Transaction Committee’s decisions with respect to the break-up fee and expense reimbursement deprived shareholders of more than $6 per share of additional consideration from EXOR and we trust you will not further disadvantage shareholders in their ability to receive our truly Superior Proposal. Further delays and expenses to protect the inferior AXIS transaction do not serve the best interests of PartnerRe shareholders.

•	Your counsel asked that we introduce a “go shop” provision into our agreement. There is no reason to do so. You state in your letter to shareholders that “the Board’s decision to merge with AXIS followed a thorough exploration of strategic options” and that “other transformative transactions such as a sale, were also considered.” Additionally, since the announcement of your transaction with AXIS on January 25, as well as the announcement of our initial proposal on April 14, no other interested parties have emerged. If, however, you would like to solicit additional interest now, we have no objections, trusting that you will act in the best interest of shareholders by not increasing the complexity or length of the process or incurring significant additional expenses. We see no reason to change any of the deal protections in our proposed transaction, which are more favorable to PartnerRe than the protections in your deal with AXIS.

2.	Proposed Path Forward to Allow PartnerRe Shareholders to Benefit from the Superior EXOR Binding Offer

While EXOR will not consider increasing the price of its Binding Offer or changing the deal protections terms, we are willing to negotiate in good faith to provide PartnerRe shareholders with improved closing certainty.

In order to engage constructively with you and your advisors in such conversations, we request that the PartnerRe Board declare EXOR’s Binding Offer reasonably likely to be a Superior Proposal, as currently defined in the AXIS agreement.

Given EXOR’s Binding Offer of $137.50 per share is economically superior to the AXIS proposal, and the contract we submitted is more favorable to PartnerRe in material respects than your agreement with AXIS, we believe this should be a straightforward decision for the PartnerRe Board. This decision would allow EXOR and PartnerRe to engage constructively over the next few days, without placing any risk on your shareholders because your existing AXIS agreement will continue to remain effective.

We are pleased to engage in dialogue with PartnerRe on the basis contemplated in your agreement with AXIS. However, we are not willing to engage in a dialogue with PartnerRe on the basis of a waiver, because this construct is highly unusual, is not contemplated in your existing agreement with AXIS and has proven in the past not to lead to constructive conversations between our two organizations.

Once the PartnerRe Board determines that EXOR’s Binding Offer is reasonably likely to be a Superior Proposal, we expect to conduct a limited information exchange on regulatory matters and management meetings to be able to provide your shareholders with increased closing certainty.

We hope we can engage in constructive discussions with you in order to bring the EXOR Binding Offer to fruition swiftly, delivering significant benefits to PartnerRe shareholders and more certainty to PartnerRe’s more than 1,000 employees whose morale has, no doubt, been negatively affected by the expected “redundancies” contemplated in the existing AXIS transaction. We believe any additional delay in making a decision to support EXOR’s transaction will not be in the best interest of your shareholders or employees. We sincerely hope you will also take into consideration the views of management and employees in deciding which transaction will serve the best interests of PartnerRe.

On one additional point I want to be very clear: Mr. Montupet never asked me if our original proposal of $130 per share was our best and final offer and I never said it was. The public statements of certain members of the Transaction Committee to the contrary are either a reflection of their lack of direct involvement in the process or a failure of recollection. I did say that our offer was firm in the context of us not bidding against ourselves and not being given access to due diligence information. Our Binding Offer of $137.50 is clear evidence that our initial proposal was not our best and final offer.

We look forward to hearing further from the PartnerRe Board, and, if you really believe that the value for your shareholders under the AXIS agreement is superior, then please announce a record date and a date for a shareholder meeting to allow your shareholders to decide what is in their best interest.

Sincerely,

/s/ John Elkann
John Elkann
Chairman and Chief Executive Officer
EXOR S.p.A.

On May 22, 2015, PartnerRe issued a press release in reply to Mr. Elkann’s May 21, 2015 letter, in which it confirmed that the PartnerRe Board intended to proceed to seek shareholder approval of the AXIS Proposal (although neither a record date nor a meeting date was announced), and that the PartnerRe Board’s recommendation had not changed with respect to the AXIS Proposal.

Also on May 22, 2015, in response to PartnerRe’s press release, EXOR filed a press release noting that PartnerRe remained unwilling to engage with EXOR according to the terms provided in the AXIS Amalgamation Agreement. The release noted further that EXOR welcomed the announcement that the PartnerRe Board was taking steps to allow the PartnerRe shareholders to vote on the AXIS transaction and called upon the PartnerRe Board to announce a record date and shareholder meeting date.

On May 22, 2015, PartnerRe sent EXOR a letter rejecting EXOR’s request for the NOBO Information and stating, instead, that PartnerRe would mail proxy solicitations materials to PartnerRe shareholders on EXOR’s behalf.

On May 29, 2015, EXOR held a conference call for investors and analysts to discuss, among other things, the EXOR Binding Offer. During that conference call Mr. Elkann gave a presentation (which was made available for all participants and was filed by EXOR with the SEC on form DFAN14A and is available on http://www.exor-partnerre.com), a portion of which included a summary of the criticisms expressed by PartnerRe with respect to the EXOR Binding Offer, along with EXOR’s responses to such criticisms. The PartnerRe criticisms and EXOR responses set forth in that presentation are provided below:

PartnerRe Criticism	EXOR Response
1.EXOR parent and its controlling shareholders have no contractual obligation to actually make the required regulatory filings or otherwise assist in obtaining regulatory approvals

•    The Merger Agreement requires the EXOR parties to use their reasonable best efforts to obtain all required regulatory approvals, including an express obligation to obtain information from affiliates

•    This is the same exact covenant that was found acceptable in the AXIS Agreement

2.EXOR is not properly incentivized to obtain regulatory approvals because EXOR’s offer does not include a regulatory termination fee that would require EXOR to pay a sizeable fee in the event EXOR is unable to obtain such approvals

•    EXOR expects to obtain all required regulatory approvals to acquire PartnerRe as:

i.       EXOR has invested in insurance and reinsurance in the past and currently owns insurance and other regulated financial service businesses in several jurisdictions

ii.      EXOR has engaged a highly experienced team of global regulatory counsels that have already made meaningful progress in preparing applications and submissions to the extent required in various jurisdictions

•    EXOR has spent over $609 million to become PartnerRe’s largest shareholder, unequivocally proving that EXOR is fully incentivized to complete a transaction with PartnerRe

3.EXOR’s parent guarantee only guarantees the payment obligations of the EXOR subsidiary if a transaction were to close. If the EXOR parties to the proposed merger agreement breached any of their other obligations, PartnerRe would have limited recourse	• EXOR is willing to consider in good faith reasonable requests to provide additional closing certainty through guarantees of these non-financial regulatory closing obligations

4.The deal protection measures in EXOR’s proposed merger agreement are not appropriate in the context of an all-cash transaction, especially one without a pre-signing market check

•    The deal protection measures are more favorable in the EXOR Merger Agreement than in the AXIS Agreement

•    PartnerRe’s stated concerns on this point are a red herring, as:

i.       No other proposals have surfaced since the AXIS Agreement was announced on January 25, 2015 and

ii.      EXOR would have no objections if PartnerRe would decide to solicit additional interest from now until the signing of the EXOR Merger Agreement

PartnerRe Criticism	EXOR Response
5.EXOR’s offer should, but fails, to adequately compensate PartnerRe’s shareholders for both (i) the increased value in PartnerRe’s business between now and the closing of any potential transaction with EXOR and (ii) the increased risk posed to PartnerRe’s shareholders by virtue of the delay inherent in a transaction with EXOR relative to the AXIS transaction, which is expected to be able to close at or shortly following shareholder approval

•    EXOR $137.50 per share all-cash Binding Offer fully compensates PartnerRe shareholders for the increased value of PartnerRe’s business until closing of the EXOR transaction (expected to occur at the end of 2015)

•    The EXOR Merger Agreement permits also cash dividends of up to $0.70 per common share per quarter until closing (plus a pro rated dividend through the closing date)

•    Under the EXOR Binding Offer, PartnerRe shareholders will receive certain value of $137.50 per share in cash, even if PartnerRe suffers significant catastrophe losses prior to closing. This is in contrast with the AXIS transaction where PartnerRe’s shareholders tangible book value per share will be reduced by any catastrophe losses prior or after closing

•    Timing risk does not exist under EXOR’s all-cash Binding Offer for two reasons:

i.       EXOR removed the A.M. Best “A-” minimum rating condition to closing (that AXIS has in its transaction agreement)

ii.      EXOR excluded catastrophe losses from the closing conditions related to material adverse effects

6.EXOR’s offer entails significant optionality that would allow EXOR to walk away from a transaction without consequence, requires PartnerRe’s shareholders to bear the risk of paying up to $315 million of termination fees and expense reimbursement to AXIS and imposes incremental execution risk while failing to adequately compensate shareholders in return

•    EXOR Binding Offer entails no optionality as:

i.       It has the same exact covenant of the AXIS Agreement to obtain all required regulatory approvals

ii.      It has more closing certainty than the AXIS Agreement (e.g.. no minimum “A-” A.M. Best rating closing condition)

•    EXOR’s offer fully anticipates the payment of the $315 million of fees and expenses to AXIS prior to entry of the Merger Agreement. PartnerRe cannot in good faith suggest that it is precluded from accepting the Superior Proposal because of the breakup fee it owes AXIS where the topping bidder is willing to accept that value depletion in making its Superior Proposal

On June 1, 2015, EXOR filed an action in the Supreme Court of Bermuda seeking to compel PartnerRe to provide the NOBO Information in order to enable EXOR to communicate directly with PartnerRe’s shareholders about the EXOR Binding Offer.

On June 1, 2015, PartnerRe issued a press release announcing that the Special Meeting will be held on July 24, 2015, at 9:00 a.m., Atlantic time, at PartnerRe’s offices at 90 Pitts Bay Road, Pembroke HM 08

Bermuda. Also on June 1, 2015, PartnerRe filed two investors presentations with the SEC: (i) a presentation alleging that EXOR’s binding offer is inadequate both in terms of value and contractual terms; and (ii) a joint presentation with AXIS describing the benefits of the Proposed AXIS Amalgamation.

On June 2, 2015, EXOR sent the following to PartnerRe:

Board of Directors

PartnerRe Ltd.

90 Pitts Bay Road

Pembroke HM 08

Bermuda

Attn: Mr. Jean-Paul Montupet

Chairman of the Board

June 2, 2015

Re: Superior Proposal by EXOR S.p.A. (“EXOR”) to PartnerRe Ltd. (“PartnerRe”)

Dear Mr. Montupet, Ladies and Gentlemen:

I am writing in reference to my letter to you of May 12, 2015 (the “EXOR Binding Offer”). In response to your filings with the United States Securities and Exchange Commission on June 1, 2015, in which you announced that July 24, 2015 is newly scheduled date for the special general meeting of PartnerRe shareholders to consider the proposed PartnerRe amalgamation with AXIS Capital Holdings Limited, I am writing to confirm that EXOR is hereby extending the date in clause (ii) of the definition of Expiration Time in the EXOR Binding Offer to July 26, 2015.

EXOR remains fully committed to the EXOR Binding Offer and, except as extended above, the terms of the EXOR Binding Offer remain unchanged and in full force and effect.

Sincerely,

/s/ John Elkann
John Elkann
Chairman and Chief Executive Officer
EXOR S.p.A.

CERTAIN INFORMATION REGARDING THE PROPOSED AMALGAMATION

According to the PartnerRe/AXIS Proxy Statement/Prospectus, in the Proposed AXIS Amalgamation, each issued and outstanding Common Share will be converted into the right to receive common shares of the Amalgamated Company.

The foregoing description is not complete and is qualified in its entirety by reference to the full text of the AXIS Amalgamation Agreement, a copy of which is included as Annex A to the PartnerRe/AXIS Proxy Statement/Prospectus. The Proposed AXIS Amalgamation and each of the PartnerRe Special Meeting Proposals are described in further detail in the PartnerRe/AXIS Proxy Statement/Prospectus which is available at http://www.sec.gov.

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS SOLICITATION OF PROXIES

EXOR is a participant in this solicitation of proxies for the Special Meeting. Certain other individuals identified in Schedule I to this Proxy Statement may also be deemed to be participants in such solicitation. Information concerning EXOR and other persons who may be deemed to be participants in this solicitation of proxies for the Special Meeting is set forth in Schedule I to this Proxy Statement and is incorporated into this Proxy Statement by reference. Information that would be required by Item 403 of Regulation of Regulation S-K is set forth in Schedule II to this Proxy Statement and is incorporated into this Proxy Statement by reference.

OTHER PROPOSALS

Other than as set forth above, EXOR is not currently aware of any other proposals to be brought before the Special Meeting. If any Adjournment Proposal is made at the Special Meeting, EXOR will use its proxies to vote “AGAINST” such Adjournment Proposal. Should other proposals be brought before the Special Meeting, the persons named on the GOLD proxy card will vote on such proposals in their discretion consistent with Rule 14a-4(c)(3) promulgated under the Exchange Act. Rule 14a-4(c)(3) of the Exchange Act governs our use of discretionary proxy voting authority with respect to matters that are not known by us a reasonable time before our solicitation of proxies. It provides that if we do not know, a reasonable time before making our solicitation, that a matter is to be presented at the meeting, then we are allowed to use our discretionary voting authority when the proposal is raised at the meeting, without providing any discussion of the matter in this proxy statement.

VOTING PROCEDURES

To vote “AGAINST” the AXIS Proposal, the Payout Proposal and the Adjournment Proposal at the Special Meeting, please sign and date the enclosed GOLD proxy card and return it to Okapi Partners LLC in the enclosed postage-paid envelope. Submitting a proxy will not affect your right to attend the Special Meeting and vote in person.

1.	When and where is the Special Meeting?

The Special Meeting will be held on July 24, 2015, at 9:00 a.m., Atlantic time, at PartnerRe’s offices at 90 Pitts Bay Road, Pembroke HM 08 Bermuda.

2.	How do I vote my shares at the PartnerRe special meeting?

By Mail

If you hold Common Shares or Preferred Shares directly in your name as a shareholder of record (that is, if your Common Shares or Preferred Shares are registered in your name with Computershare Trust Company, N.A.,

PartnerRe’s transfer agent), you will need to complete, sign and date the enclosed GOLD proxy card and return it promptly in the enclosed postage-paid envelope. To be able to vote your shares in accordance with your instructions at the Special Meeting, please send us your proxy as soon as possible. You may vote your shares without submitting a proxy to us if you vote in person or submit a proxy to PartnerRe.

If you hold Common Shares or Preferred Shares in “street name,” meaning through a broker, bank, nominee or other holder of record, to vote by mail, you will need to sign, date and mark the voting instruction form provided by your broker, bank, nominee or other holder of record with these materials and return it in the postage-paid return envelope provided. Your broker, bank, nominee or other holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

If you hold Common Shares or Preferred Shares directly in your name as a shareholder of record (that is, if your Common Shares or Preferred Shares are registered in your name with Computershare Trust Company, N.A., PartnerRe’s transfer agent), you may vote in person at the PartnerRe special meeting. Shareholders of record also may be represented by another person at the Special Meeting by executing a proper proxy designating that person in writing.

However, if you hold Common Shares or Preferred Shares in “street name,” meaning through a broker, bank, nominee or other holder of record, you must obtain a legal proxy from that institution. To request a legal proxy, please contact your broker, bank, nominee or other holder of record.

3.	What should I do if I receive a proxy card from PartnerRe?

If you submit a proxy to us by signing and returning the enclosed GOLD proxy card, do not sign or return any proxy card or follow any voting instructions provided by PartnerRe unless you intend to change your vote, because only your latest-dated proxy will be counted.

If you have already sent a proxy card to PartnerRe and voted in favor of the AXIS Proposal, the Payout Proposal or the Adjournment Proposal you may revoke it and vote against the AXIS Proposal, the Payout Proposal and the Adjournment Proposal simply by signing, dating and returning the enclosed GOLD proxy card.

4.	What if I want to revoke my proxy or change my voting instructions?

You may change or revoke your proxy at any time prior to the vote on the matters at the Special Meeting. If you are a record holder of Shares, you may revoke your proxy by (1) sending a signed notice stating that you revoke your proxy to (x) the General Counsel of PartnerRe, at PartnerRe’s offices at Wellesley House, 90 Pitts Bay Road, Pembroke Bermuda, HM 08, Attention: General Counsel or (y) Okapi Partners LLC, 437 Madison Avenue, 28th Floor, New York, NY 10022, in each case, that bears a date later than the date of the proxy you want to revoke and is received prior to the Special Meeting, (2) submitting another valid proxy card with a later date, including by signing, dating and returning the enclosed GOLD proxy card, or (3) attending the Special Meeting (or, if the Special Meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy previously given. If your Common Shares or Preferred Shares are held in street name, you must contact the record holder of such shares in order to revoke your proxy.

If you choose to revoke a proxy by delivering a written revocation or a later-dated proxy to PartnerRe or by submitting new voting instructions to the record holder of your Common Shares or Preferred Shares, we would appreciate if you would assist us in representing the interests of shareholders on an informed basis by sending a copy of your revocation, proxy or new voting instructions to Okapi Partners LLC, 437 Madison Avenue, 28th

Floor, New York, NY 10022 or by calling Okapi Partners LLC toll-free at (877) 796-5274 (banks and brokers may call collect at (212) 297-0720). Please remember, your latest-dated proxy is the only one that counts.

5.	If I plan to attend the Special Meeting, should I still submit a proxy?

Whether you plan to attend the Special Meeting or not, we urge you to submit the enclosed GOLD proxy card. Returning the enclosed GOLD proxy card will not affect your right to attend the Special Meeting and vote.

6.	Who can vote?

Only record holders of Common Shares and Preferred Shares at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting. No other shares of PartnerRe capital stock are entitled to notice of and to vote at the Special Meeting. At the close of business on the Record Date, PartnerRe had outstanding and entitled to vote 47,776,723 Common Shares and 34,150,000 Preferred Shares.

Even if you sell your Common Shares or Preferred Shares after the Record Date, you will retain the right to execute a proxy in connection with the Special Meeting. It is important that you grant a proxy regarding Common Shares or Preferred Shares you held on the Record Date, or vote those shares in person, even if you no longer own those shares.

7.	How many votes do I have?

Holders of Common Shares and Preferred Shares have one vote per share on each matter the holder of such shares is entitled to act upon at the Special Meeting.

8.	How will my shares be voted?

If you give a proxy on the accompanying GOLD proxy card, your shares will be voted as you direct. If you submit a signed GOLD proxy card without instructions, your shares will be voted “AGAINST” the AXIS Proposal. If any Adjournment Proposal is made at the Special Meeting, EXOR will use its proxies to vote “AGAINST” such Adjournment Proposal. Consistent with Rule 14a-4(c)(3) promulgated under the Exchange Act, submitting a signed GOLD proxy card without instructions will also entitle the persons named on the GOLD proxy card to vote your shares in accordance with their discretion on matters not described in this Proxy Statement that properly come before the Special Meeting.

If PartnerRe shareholders holding Common Shares or Preferred Shares in street name do not provide voting instructions, their shares will not be voted.

Unless a proxy specifies otherwise, it will be presumed to relate to all shares held of record on the Record Date by the person who submitted it.

9.	What is required for a quorum at the Special Meeting?

Under PartnerRe’s bye-laws, shareholders entitled to vote at the Special Meeting and present in person or by proxy representing not less than 25% of the Common Shares and Preferred Shares, shall be a quorum for all purposes. Shares of PartnerRe held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record will not be deemed present at the Special Meeting for the purpose of determining the presence of a quorum. If you hold your shares through a bank, broker, custodian or other record holder, please refer to your proxy card, voting instruction form, or the information forwarded by your bank, broker, custodian or other record holder to determine how and when to vote your shares. Unless you direct your bank, broker, custodian or other record holder on how to vote by the time and date specified by them, they will be unable to vote your shares.

10.	The following are the vote requirements for the proposals:

The holders of Preferred Shares will be entitled to vote on only the AXIS Proposal and the Adjournment Proposal, whereas the holders of Common Shares will be entitled to vote on all of the Special Meeting Proposals. Each PartnerRe share, including the Preferred Shares, carries the right to vote on the Amalgamation Proposal and, the affirmative votes of a majority of votes cast at the Special Meeting at which a quorum under PartnerRe’s bye-laws is present, will be required to approve and adopt the Amalgamation Proposal. The affirmative vote of a majority of votes cast at the Special Meeting at which a quorum under PartnerRe bye-laws is present is required to approve each other matter to be considered, including any Adjournment Proposal. Each PartnerRe share, including the Preferred Shares, will carry the right to vote on the Adjournment Proposal.

11.	What effect do abstentions and “broker non-votes” have on the proposals?

Abstentions and “broker non-votes” will be counted toward the presence of a quorum at the Special Meeting, but will not be considered votes cast on any proposal brought before such Special Meeting. Because the vote required to approve the proposals to be voted upon at the Special Meeting is the affirmative vote of the specified required percentage of the votes cast assuming a quorum is present, an abstention or a “broker non-vote” with respect to any proposal to be voted on at the Special Meeting will not have the effect of a vote for or against the relevant proposal, but will reduce the number of votes cast and therefore increase the relative influence of those shareholders voting. It is not anticipated that there will be any “broker non-votes” as all proposals are non-routine in nature.

12.	How can I receive more information?

If you have any questions about giving your proxy or about our solicitation, or if you require assistance, please call Okapi Partners LLC toll-free at (877) 796-5274 (banks and brokers may call collect at (212) 297-0720).

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on July 24, 2015.

The proxy materials are available at http://www.exor-partnerre.com

APPRAISAL RIGHTS

PartnerRe shareholders are entitled to appraisal rights in connection with the Proposed AXIS Amalgamation. The procedures to be followed in order to perfect appraisal rights in connection with the Proposed AXIS Amalgamation are set forth in the PartnerRe/AXIS Proxy Statement/Prospectus.

SOLICITATION OF PROXIES

Proxies will be solicited by mail, telephone, facsimile, telegraph, the internet, e-mail, newspapers and other publications of general distribution and in person. Directors, officers and certain employees of EXOR may assist in the solicitation of proxies without any additional remuneration.

EXOR has retained Okapi Partners LLC (“Okapi”) for solicitation and advisory services in connection with solicitations relating to the Special Meeting, for which Okapi is to receive a fee of $200,000, plus an additional fee to be mutually agreed upon by EXOR and Okapi in connection with the solicitation of proxies for the Special Meeting. Up to 36 people may be employed by Okapi in connection with the solicitation of proxies for the Special Meeting. EXOR has also agreed to reimburse Okapi for out-of-pocket expenses and to indemnify Okapi against certain liabilities and expenses, including reasonable legal fees and related charges. Okapi will solicit proxies for the Special Meeting from individuals, brokers, banks, bank nominees and other institutional holders.

EXOR may reimburse banks, brokers, custodians or other record holders for their reasonable out-of-pocket expenses incurred in connection with forwarding, at EXOR’s request, all materials related to this solicitation of proxies to the beneficial owners of Common Shares and Preferred Shares they hold of record.

The entire expense of soliciting proxies for the Special Meeting by or on behalf of EXOR is being borne by EXOR.

If you have any questions concerning this Proxy Statement or the procedures to be followed to execute and deliver a proxy, please contact Okapi at the address or phone number specified above.

FORWARD-LOOKING STATEMENTS

Certain statements and information contained in this Proxy Statement that are not statements or information of historical fact constitute forward-looking statements, notwithstanding that such statements are not specifically identified as such. These statements may include terminology such as “may”, “will ”, “expect”, “could”, “should”, “intend”, “commit”, “estimate”, “anticipate”, “believe”, “remain”, “on track”, “design”, “target”, “objective”, “goal”, “forecast”, “projection”, “outlook”, “prospects”, “plan”, “intend”, or similar terminology, including by way of example and without limitation plans, intentions and expectations regarding the proposal to acquire PartnerRe, EXOR’s ability to receive regulatory approval, the financing of a potential transaction, and the anticipated results, benefits, synergies, earnings accretion, costs, timing and other expectations of the benefits of a potential transaction.

Forward-looking statements are related to future, not past, events and are not guarantees of future performance. These statements are based on current expectations and projections about future events and, by their nature, address matters that are, to different degrees, uncertain and are subject to inherent risks and uncertainties. They relate to events and depend on circumstances that may or may not occur or exist in the future, and, as such, undue reliance should not be placed on them. Actual results may differ materially from those expressed in such statements as a result of a variety of factors, including changes in general economic, financial and market conditions and other changes in business conditions, changes in commodity prices, the level of demand and financial performance of the major industries our portfolio companies serve, changes in regulations and institutional framework (in each case, in Italy or abroad), and many other factors, most of which are outside of the control of EXOR. EXOR expressly disclaims and does not assume any liability in connection with any inaccuracies in any of these forward-looking statements or in connection with any use by any party of such forward-looking statements. Any forward-looking statements contained in this Proxy Statement speaks only as of the date of this Proxy Statement. EXOR undertakes no obligation to update or revise its outlook or forward-looking statements, whether as a result of new developments or otherwise.

OTHER INFORMATION

The information concerning PartnerRe and the Proposed AXIS Amalgamation contained herein (including Schedule II) has been taken from, or is based upon, publicly available documents on file with the SEC and other publicly available information. Although EXOR has no knowledge that would indicate that statements relating to PartnerRe or the Proposed AXIS Amalgamation contained in this Proxy Statement, in reliance upon publicly available information, are inaccurate or incomplete, to date it has not had access to the full books and records of PartnerRe, was not involved in the preparation of such information and statements and is not in a position to verify any such information or statements.

Pursuant to Rule 14a-5 promulgated under the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder (the “Exchange Act”), reference is made to the PartnerRe/AXIS Proxy Statement/Prospectus for information concerning the AXIS Amalgamation Agreement, the Proposed AXIS Amalgamation,

financial information regarding AXIS, PartnerRe and the proposed combined company, the PartnerRe Special Meeting Proposals, the beneficial ownership of Common Shares by the principal holders thereof, certain information about PartnerRe and AXIS, other information concerning PartnerRe’s management, the procedures for submitting proposals for consideration at the next annual meeting of shareholders of PartnerRe and certain other matters regarding PartnerRe and the Special Meeting. EXOR assumes no responsibility for the accuracy or completeness of any such information. PartnerRe files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information filed with the SEC at the SEC’s public reference room:

Public Reference Room

100 F Street, N.E.

Room 1580

Washington, D.C. 20549

For information regarding the operation of the Public Reference Room, you may call the SEC at 1-800-SEC-0330. These filings made with the SEC are also available to the public through the website maintained by the SEC at http://www.sec.gov or from commercial document retrieval services. You may obtain documents filed with the SEC by requesting them in writing from Okapi Partners LLC at 437 Madison Avenue, 28th Floor, New York, NY 10022 or by calling Okapi Partners LLC toll-free at (877) 796-5274 (banks and brokers may call collect at (212) 297-0720).

If you would like to request documents, in order to ensure timely delivery, you must do so at least five business days before the Special Meeting. This means you must request this information no later than July 17, 2015. EXOR will mail properly requested documents to requesting shareholders by first-class mail, or another equally prompt means, within one business day after receipt of such request.

13.	Information Regarding PartnerRe

The principal executive offices of PartnerRe are located at Wellesley House, 90 Pitts Bay Road, Pembroke Bermuda, HM 08. You can find additional business and financial information about PartnerRe in reports and documents previously filed with the SEC. Such information is available to you without charge at the SEC’s website at http://www.sec.gov.

SCHEDULE I

CERTAIN INFORMATION REGARDING PARTICIPANTS IN THIS SOLICITATION OF PROXIES

EXOR is an investment company, which focuses its business on long-term investments in global companies in diversified sectors, mainly in Europe and the United States. The address of EXOR’s principal business and principal office is Via Nizza, 250, Turin, Italy.

The following table sets forth the directors and officers of EXOR that are participants in the solicitations of proxies in connection with the Special Meeting:

Name:	Present Position with EXOR:
John Elkann	Chairman and Chief Executive Officer, Director
Enrico Vellano	Chief Financial Officer
Mario Bonaccorso	Managing Director
Fabiola Portoso	Principal, Head of Investor Relations

1.	Interests of Participants and Other Potential Participants

EXOR, together with its affiliates, is the beneficial owner of 4,725,726 Common Shares as of the date of this filing.

Each participant and its associates may beneficially, directly or indirectly, own securities of PartnerRe or any parents or subsidiaries of PartnerRe through accounts of such participant managed by independent investment managers with respect to which the participant does not have voting or investment power with respect to such securities.

SCHEDULE II

The following information is reprinted from the Form S-4 filed with the SEC by PartnerRe and AXIS on March 16, 2015.

SECURITY OWNERSHIP OF PARTNERRE PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information as of March 6, 2015 with respect to the beneficial ownership of issued and outstanding common shares by (i) PartnerRe’s Chief Executive Officer, PartnerRe’s Chief Financial Officer, and each of the three remaining most highly compensated executive officers during the 2014 fiscal year (collectively, Named Executive Officers or NEOs); (ii) each of PartnerRe’s directors; (iii) all of PartnerRe’s executive officers and directors as a group; and (iv) each person known by PartnerRe and AXIS to beneficially own 5% or more of the issued and outstanding PartnerRe common shares. As defined by the SEC, a person is deemed to “beneficially own” shares if such person directly or indirectly (i) has or shares the power to vote or dispose of such shares, regardless of whether such person has any pecuniary interest in the shares; or (ii) has the right to acquire the power to vote or dispose of such shares within 60 days, including through the exercise of any option, warrant, or right. Pursuant to Rule 13d-4 under the Securities Exchange Act of 1934, as amended, the statements concerning voting and dispositive power concerning PartnerRe common shares included in the footnotes to this table shall not be construed as confirmation that such persons are the beneficial owners of such common shares.

As of March 6, 2015, the common shares owned by all directors and executive officers as a group (including Costas Miranthis, PartnerRe’s former President and Chief Executive Officer) constitute approximately 2.1% of the issued and outstanding common shares, net of treasury shares. The shares detailed in the table below are not necessarily owned by the entity named but may be owned by accounts over which it exercises discretionary investment authority.

Name of Beneficial Owner	Common Shares	Exercisable Options/ SSARs	Amount of Beneficial Ownership	Percentage of Issued and Outstanding Common Shares
David Zwiener	5,587	25,621	31,208	*
William Babcock	9,659	100,317	109,976	*
Emmanuel Clarke	23,357	106,329	129,686	*
Laurie Desmet	10,517	65,987	76,504	*
Theodore C. Walker	8,809	209,460	218,269	*
Costas Miranthis	126,821	65,874	192,695	*
Jean-Paul L. Montupet	10,166	38,627	48,793	*
Judith Hanratty	1,039	6,683	7,722	*
Jan H. Holsboer	20,086	66,062	86,148	*
Roberto Mendoza	2,194	23,170	25,364	*
Debra J. Perry	—	—	—	*
Rémy Sautter	11,149	17,451	28,600	*
Greg F. H. Seow	—	—	—	*
Kevin M. Twomey	2,674	34,765	37,439	*
Egbert Willam	—	3,899	3,899	*
All directors and executive officers (15 total)			996,303	2.1%
Other Beneficial Owners (1)
The Vanguard Group, Inc. (2) 100 Vanguard Blvd. Malvern, PA 19355	3,803,996	—	3,803,996	7.8%
AllianceBernstein L.P. (3) 1345 Avenue of the Americas New York, NY 10105	3,769,797	—	3,769,797	7.7%

*	Denotes beneficial ownership of less than 1%
(1)	The information contained in Other Beneficial Owners is based solely on reports on Schedules 13G/A filed with the SEC; PartnerRe has not independently verified the data.
(2)	As of December 31, 2014, based on a report on Schedule 13G filed on February 11, 2015, The Vanguard Group, Inc. beneficially owns and has sole voting power over 45,694 common shares, sole dispositive power over 3,762,002 common shares and shared dispositive power over 41,994 common shares. Vanguard Fiduciary Trust Company a wholly-owned subsidiary of the Vanguard Group, Inc. is the beneficially owner of 28,894 common shares. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc. is the beneficial owner of 29,900 common shares. The ownership percentage is based on the assumption that The Vanguard Group, Inc. continues to own the number of common shares reflected in the table above as of February 17, 2015.
(3)	As of December 31, 2014, based on a report on Schedule 13G filed on February 10, 2015, AllianceBernstein L.P. beneficially owns and has sole voting power over 3,374,724 common shares, sole dispositive power over 3,768,647 common shares and shared dispositive power over 1,150 common shares. The ownership percentage is based on the assumption that AllianceBernstein L.P. continues to own the number of common shares reflected in the table above as of February 17, 2015.

There are no arrangements, known to PartnerRe, including any pledge by any person of securities of PartnerRe, the operation of which may at a subsequent date result in a change in control of PartnerRe, other than the amalgamation agreement between PartnerRe and AXIS.

PLEASE VOTE TODAY!

SEE REVERSE

SIDE FOR EASY WAYS TO VOTE.

▼ TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED ▼

SPECIAL MEETING OF SHAREHOLDERS OF PARTNERRE LTD. THIS PROXY IS SOLICITED BY EXOR S.p.A. AND NOT BY OR ON BEHALF OF THE BOARD OF DIRECTORS OF PARTNERRE LTD.

The undersigned common shareholder of PartnerRe Ltd., a Bermuda exempted company (“PartnerRe”) acknowledges receipt of the Proxy Statement of EXOR S.p.A., a società per azioni organized under the laws of the Republic of Italy (“EXOR”), dated June 2, 2015, and the undersigned revokes all prior proxies delivered in connection with the special general meeting of shareholders of PartnerRe relating to the proposed combination of PartnerRe with AXIS Capital Holdings Limited, a Bermuda exempted company, to be held on July 24, 2015, at 9:00 a.m., Atlantic time, at PartnerRe’s offices at 90 Pitts Bay Road, Pembroke HM 08 Bermuda, and at any continuation, adjournment, postponement or rescheduling thereof (the “Special Meeting”) and appoints Enrico Vellano and Mario Bonaccorso, or each of them, with full power of substitution, proxies for the undersigned to vote all common shares of PartnerRe which the undersigned would be entitled to vote at the Special Meeting, and instructs said proxies to vote as follows:

EXCEPT AS PROVIDED HEREIN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE AND YOU HAVE SIGNED THIS PROXY CARD, THIS PROXY WILL BE VOTED “AGAINST” PROPOSALS 1, 2 AND 3. THIS PROXY WILL REVOKE (OR BE USED BY THE PROXIES TO REVOKE) ANY PRIOR PROXY DELIVERED IN CONNECTION WITH THE PROPOSALS SET FORTH HEREIN TO THE EXTENT IT IS VOTED AT THE SPECIAL MEETING AS STIPULATED BELOW. BY EXECUTING THE GOLD CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING (INCLUDING ANY CONTINUATION, ADJOURNMENT, POSTPONEMENT OR RESCHEDULING THEREOF) ON BEHALF OF THE UNDERSIGNED, CONSISTENT WITH RULE 14a-4(c)(3) OF THE EXCHANGE ACT.

YOUR VOTE IS VERY IMPORTANT—PLEASE VOTE TODAY.

(continued and to be signed and dated on reverse)

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your Common Shares of PartnerRe Ltd.

for the upcoming Special Meeting of Shareholders.

PLEASE REVIEW THE PROXY STATEMENT

AND VOTE TODAY

Please complete, sign, date and return the proxy card in the envelope provided, or mail to: EXOR S.p.A., c/o Okapi Partners LLC, 437 Madison Avenue, 28th Floor New York, NY 10022.

▼  TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED  ▼

EXOR RECOMMENDS A VOTE “AGAINST” THE FOLLOWING PROPOSALS.

1.	To consider and vote on the proposal and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation.

☐  AGAINST     ☐  ABSTAIN    ☐  FOR

2.	To consider and vote on the proposal, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable to PartnerRe’s named executive officers in connection with the amalgamation.

☐  AGAINST     ☐  ABSTAIN    ☐  FOR

3.	To consider and vote on a proposal to adjourn the PartnerRe special general meeting, if necessary or appropriate, to solicit additional proxies, if there are insufficient votes to approve the amalgamation proposal at such special general meeting.

☐  AGAINST     ☐  ABSTAIN    ☐  FOR

Date:

Signature of Shareholder

Signature of Shareholder (if held jointly)

Title (if applicable)

Please sign exactly as your name or names appear hereon. If shares are held jointly, each shareholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

PLEASE VOTE TODAY!

SEE REVERSE

SIDE FOR EASY WAYS TO VOTE.

▼  TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED  ▼

SPECIAL MEETING OF SHAREHOLDERS OF PARTNERRE LTD. THIS PROXY IS SOLICITED BY EXOR S.p.A. AND NOT BY OR ON BEHALF OF THE BOARD OF DIRECTORS OF PARTNERRE LTD.

The undersigned preferred shareholder of PartnerRe Ltd., a Bermuda exempted company (“PartnerRe”) acknowledges receipt of the Proxy Statement of EXOR S.p.A., a società per azioni organized under the laws of the Republic of Italy (“EXOR”), dated June 2, 2015, and the undersigned revokes all prior proxies delivered in connection with the special general meeting of shareholders of PartnerRe relating to the proposed combination of PartnerRe with AXIS Capital Holdings Limited, a Bermuda exempted company, to be held on July 24, 2015, at 9:00 a.m., Atlantic time, at PartnerRe’s offices at 90 Pitts Bay Road, Pembroke HM 08 Bermuda, and at any continuation, adjournment, postponement or rescheduling thereof (the “Special Meeting”) and appoints Enrico Vellano and Mario Bonaccorso, or each of them, with full power of substitution, proxies for the undersigned to vote all preferred shares of PartnerRe which the undersigned would be entitled to vote at the Special Meeting, and instructs said proxies to vote as follows:

EXCEPT AS PROVIDED HEREIN, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF NO SPECIFICATIONS ARE MADE AND YOU HAVE SIGNED THIS PROXY CARD, THIS PROXY WILL BE VOTED “AGAINST” PROPOSALS 1 AND 3. THIS PROXY WILL REVOKE (OR BE USED BY THE PROXIES TO REVOKE) ANY PRIOR PROXY DELIVERED IN CONNECTION WITH THE PROPOSALS SET FORTH HEREIN TO THE EXTENT IT IS VOTED AT THE SPECIAL MEETING AS STIPULATED BELOW. BY EXECUTING THE GOLD CARD YOU ARE AUTHORIZING THE PERSONS NAMED AS PROXIES TO REVOKE ALL PRIOR PROXIES ON YOUR BEHALF.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE SPECIAL MEETING (INCLUDING ANY CONTINUATION, ADJOURNMENT, POSTPONEMENT OR RESCHEDULING THEREOF) ON BEHALF OF THE UNDERSIGNED, CONSISTENT WITH RULE 14a-4(c)(3) OF THE EXCHANGE ACT.

YOUR VOTE IS VERY IMPORTANT—PLEASE VOTE TODAY.

(continued and to be signed and dated on reverse)

YOUR VOTE IS IMPORTANT

Please take a moment now to vote your Preferred Shares of PartnerRe Ltd.

for the upcoming Special Meeting of Shareholders.

PLEASE REVIEW THE PROXY STATEMENT

AND VOTE TODAY IN ONE OF TWO WAYS:

Please complete, sign, date and return the proxy card in the envelope provided, or mail to: EXOR S.p.A., c/o Okapi Partners LLC, 437 Madison Avenue, 28th Floor New York, NY 10022.

▼  TO VOTE BY MAIL PLEASE DETACH PROXY CARD HERE AND SIGN, DATE AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED  ▼

EXOR RECOMMENDS A VOTE “AGAINST” THE FOLLOWING PROPOSALS.

1.	To consider and vote on the proposal and adopt the amalgamation agreement, the statutory amalgamation agreement and the amalgamation.

☐ AGAINST ☐ ABSTAIN ☐ FOR

3.	To consider and vote on a proposal to adjourn the PartnerRe special general meeting, if necessary or appropriate, to solicit additional proxies, if there are insufficient votes to approve the amalgamation proposal at such special general meeting.

☐ AGAINST ☐ ABSTAIN ☐ FOR

Date:

Signature of Shareholder

Signature of Shareholder (if held jointly)

Title (if applicable)

Please sign exactly as your name or names appear hereon. If shares are held jointly, each shareholder should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.